                                                            Exhibit 2.4





                               DECEMBER 30, 1993


                                CREDIT AGREEMENT

              U.S. $175,000,000 REDUCING REVOLVING CREDIT FACILITY

                                     AMONG

                           SEAGULL ENERGY CANADA LTD.

                                      AND

                            CHEMICAL BANK OF CANADA,
             INDIVIDUALLY AND AS ARRANGER AND ADMINISTRATIVE AGENT,

                            THE BANK OF NOVA SCOTIA,
                 INDIVIDUALLY AND AS PAYING AGENT AND CO-AGENT,

                      CANADIAN IMPERIAL BANK OF COMMERCE,
                         INDIVIDUALLY AND AS CO-AGENT,

                                      AND

                        THE OTHER BANKS SIGNATORY HERETO

                               TABLE OF CONTENTS


SECTION  1.      DEFINITIONS AND ACCOUNTING MATTERS . . . . . . . . . . . . . . . . . . .   1
         1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Accounting Terms and Determinations  . . . . . . . . . . . . . . . . . .  24
         1.3     Types of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         1.4     Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION  2.      COMMITMENTS; DESIGNATION OF MAXIMUM OUTSTANDING AMOUNT.  . . . . . . . .  25
         2.1     Loans and Bankers' Acceptances . . . . . . . . . . . . . . . . . . . . .  25
         2.2     Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.3     Reductions and Changes of Commitments. . . . . . . . . . . . . . . . . .  29
         2.4     Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.5     Affiliates; Lending Offices. . . . . . . . . . . . . . . . . . . . . . .  31
         2.6     Several Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.7     Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.8     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SECTION  3.      BORROWINGS, PREPAYMENTS AND SELECTION OF INTEREST RATES. . . . . . . . .  32
         3.1     Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.2     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.3     Selection of Interest Rates  . . . . . . . . . . . . . . . . . . . . . .  33
         3.4     Conditions Applicable to Bankers' Acceptances  . . . . . . . . . . . . .  33
         3.5     Paying Agent's Duties Re Bankers' Acceptances  . . . . . . . . . . . . .  36
         3.6     Certain Provisions Relating to Bankers' Acceptances Forms  . . . . . . .  37

SECTION  4.      PAYMENTS OF PRINCIPAL AND INTEREST.  . . . . . . . . . . . . . . . . . .  37
         4.1     Repayment of Loans and Reimbursement Obligations . . . . . . . . . . . .  37
         4.2     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.3     Acceptance Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

SECTION  5.      PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS, ETC. . . . . . . . . . . . .  39
         5.1     Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.2     Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.3     Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.4     Minimum and Maximum Amounts  . . . . . . . . . . . . . . . . . . . . . .  40






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

         5.5     Certain Actions, Notices, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.6     Non-Receipt of Funds by the Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.7     Sharing of Payments, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION  6.      YIELD PROTECTION AND ILLEGALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.1     Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.2     Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.3     Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.4     Substitute Alternate Base Rate Loans or Canadian Prime Rate Loans  . . . . . . . . . . . . . .  46
         6.5     Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.6     Additional Costs in Respect of Letters of Credit . . . . . . . . . . . . . . . . . . . . . . .  47
         6.7     Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.8     Limitation on Additional Charges; Substitute Banks; Non-Discrimination . . . . . . . . . . . .  49

SECTION  7.      CONDITIONS PRECEDENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         7.1     Initial Loans and Acceptance and Purchase of Bankers' Acceptances  . . . . . . . . . . . . . .  49
         7.2     Initial and Subsequent Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

SECTION  8.      REPRESENTATIONS AND WARRANTIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.1     Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.2     Corporate Power and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         8.3     Binding Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.4     No Legal Bar or Resultant Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.5     No Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.6     Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.7     Investments and Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.8     Liabilities and Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.9     Taxes and Governmental Charges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.10    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.11    Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         8.12    Location of Businesses and Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.13    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.14    Margin Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.15    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.16    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.17    Investment Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         8.18    Public Utility Holding Company Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56






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

          8.19   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
          8.20   Claims and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
          8.21   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

SECTION   9.     AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
          9.1    Financial Statements and Reports . . . . . . . . . . . . . . . . . . . . . . . .  58
          9.2    Officers' Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          9.3    Taxes and Other Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          9.4    Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          9.5    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          9.6    Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          9.7    Reimbursement of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          9.8    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
          9.9    Accounts and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
          9.10   Rights of Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
          9.11   Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
          9.12   ERISA Information and Compliance . . . . . . . . . . . . . . . . . . . . . . . .  65
          9.13   Minimum APC Dividends and/or ENSTAR Alaska Advances  . . . . . . . . . . . . . .  66
          9.14   Minimum ENSTAR Alaska Management Fees  . . . . . . . . . . . . . . . . . . . . .  67
          9.15   Minimum ENSTAR Alaska Tax Payments . . . . . . . . . . . . . . . . . . . . . . .  67

SECTION  10.     NEGATIVE COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         10.1    Debts, Guarantees and Other Obligations  . . . . . . . . . . . . . . . . . . . .  67
         10.2    Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.3    Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.4    Dividend Payment Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . .  74
         10.5    Mergers, Amalgamations and Sales of Assets . . . . . . . . . . . . . . . . . . .  74
         10.6    Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         10.7    ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         10.8    Amendment of Certain Documents . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.9    Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.10   ENSTAR Alaska Financial Ratios . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.11   Parent Debt/Capitalization Ratio . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.12   EBITDA/Interest Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.13   Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.14   Futures Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.15   Covenants in Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .  77

SECTION  11.     DEFAULTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78





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
         11.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         11.2    Collateral Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         11.3    Preservation of Security for Unmatured Reimbursement Obligations . . . . . . . . .  81
         11.4    Right of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81

SECTION  12.     THE AGENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         12.1    Appointment, Powers and Immunities . . . . . . . . . . . . . . . . . . . . . . . .  82
         12.2    Reliance by Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         12.3    Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         12.4    Rights as a Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         12.5    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         12.6    Non-Reliance on Agents and Other Banks . . . . . . . . . . . . . . . . . . . . . .  85
         12.7    Failure to Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         12.8    Resignation or Removal of Agents . . . . . . . . . . . . . . . . . . . . . . . . .  85

SECTION  13.     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         13.1    Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         13.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         13.3    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         13.4    Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         13.5    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         13.6    Limitation of Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
         13.7    Interest Act (Canada); Interest Generally  . . . . . . . . . . . . . . . . . . . .  92
         13.8    Certain Saskatchewan Legislation . . . . . . . . . . . . . . . . . . . . . . . . .  92
         13.9    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         13.10   Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         13.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         13.12   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         13.13   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93
         13.14   Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
         13.15   Intercreditor Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         13.16   Judgement Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         13.17   Withholding Tax Remittances  . . . . . . . . . . . . . . . . . . . . . . . . . . .  95





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
EXHIBIT A        OIL AND GAS SUBSIDIARIES
EXHIBIT B        FORM OF REQUEST FOR EXTENSION OF CREDIT
EXHIBIT C-1      FORM OF REVOLVING CREDIT LOAN NOTE (U.S. DOLLARS)
EXHIBIT C-2      FORM OF REVOLVING CREDIT LOAN NOTE (CANADIAN DOLLARS)
EXHIBIT D        SUBSIDIARIES (WITH ADDRESSES)
EXHIBIT E        FORM OF COMPLIANCE CERTIFICATE
EXHIBIT F        ASSIGNMENT AND ACCEPTANCE
EXHIBIT G        FORM OF ENGINEERING REPORT CERTIFICATE
EXHIBIT H        PARAMETERS INTEREST RATE PROTECTION AND COMMODITIES FUTURES
                 PROGRAMS
EXHIBIT I        INTERCREDITOR AGREEMENT
EXHIBIT J        AMENDMENT TO U.S. FACILITY
EXHIBIT K        FORM OF BANKERS' ACCEPTANCE





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
                                CREDIT AGREEMENT


         This CREDIT AGREEMENT, dated as of December 30, 1993, is by and among SEAGULL ENERGY CANADA LTD. (the "Company"), a corporation duly organized and validly existing under the laws of the Province of Alberta, Canada; each of the banks which is or which may from time to time become a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); CHEMICAL BANK OF CANADA ("Chemical"), as arranger and administrative agent for the Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent"); THE BANK OF NOVA SCOTIA ("BNS"), as paying agent and co-agent for the Banks (in such capacity, together with its successors in such capacity, the "Paying Agent"), and CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as co-agent for the Banks (in such capacity, together with its successors in such capacity, the "Co-Agent").

         The parties hereto agree as follows:

         SECTION 1.       DEFINITIONS AND ACCOUNTING MATTERS

         1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

         "Additional Costs" shall have the meaning ascribed to such term in
Section 6.1 hereof.

         "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, grandchildren, nephews and nieces) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Agents" shall mean the Administrative Agent, the Paying Agent and the Co-Agent, collectively.

         "Agreement" shall mean this Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time.

         "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (a) the U.S. Prime Rate in effect on such day or (b) 1/2 of 1% plus the Federal Funds Rate in effect for such day (rounded upwards, if necessary, to the nearest 1/16th of 1%). For purposes hereof, "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Paying Agent from three Federal funds brokers of recognized standing selected by it. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective on the effective date of such change in the Federal Funds Rate. If for any reason the Paying Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of the Paying Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the U.S. Prime Rate until the circumstances giving rise to such inability no longer exist. For the purposes hereof, "U.S. Prime Rate" shall mean the annual rate of interest announced from time to time by the Paying Agent in Canada as its U.S. Base Rate for U.S. Dollar loans made by the Paying Agent in Canada. Without notice to the Company or any other Person, the U.S. Prime Rate shall change automatically from time to time as and in the amount by which said annual rate of interest shall fluctuate. The U.S. Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Chemical Bank, any Agent or any Bank may make commercial loans or other loans at rates of interest at, above or below the U.S. Prime Rate. For purposes of this Agreement any change in the Alternate Base Rate due to a change in the U.S. Prime Rate shall be effective on the date such change in the U.S. Prime Rate is announced.

         "Alternate Base Rate Loans" shall mean Loans which bear interest at a rate based upon the Alternate Base Rate.

         "APC" shall mean Alaska Pipeline Company, an Alaska corporation, a Subsidiary of the Parent.

         "APC Long Term Financing Documents" shall mean that certain Inducement Agreement and that certain Note Agreement (together with the Notes, as defined therein), each dated as of May 14, 1992, by and among the Parent, Aid Association for Lutherans, The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company, Provident Life and Accident Insurance Company and Teachers Insurance & Annuity Association of America, any documentation executed in connection with any renewal, extension or rearrangement of the Indebtedness that is the subject of the foregoing documents, the Gas Sales Contract, the Intercompany Mortgage, as defined in the above-mentioned Note Agreement, and any documents executed in replacement of any of the foregoing documents, if any, and only if the Administrative Agent has received notice thereof pursuant to Section 10.8.

         "Applicable Lending Office" shall mean, for each Bank and for each Type of Loan and for each Bankers' Acceptance, such office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Paying Agent and the Company as the office by which its Loans of such Type are to be made and/or issued and maintained and at which Bankers' Acceptances are to be accepted and purchased; provided, however, that each such office shall be located in Canada.

         "Applicable Margin" shall mean, on any day and with respect to any Loan, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt/Capitalization Ratio as of the last day of the most recently ending fiscal quarter of the Parent and its Subsidiaries with respect to which the Administrative Agent shall have received the financial statements and other information (the "Current Information") required to be delivered to the Administrative Agent pursuant to
Section 9.1 hereof (said calculation to be made by the Administrative Agent as soon as practicable after receipt by the Administrative Agent of all required Current Information):


                                                    Applicable Margin
                                                    For Alternate Base        Applicable Margin
         Debt/Capitalization Ratio                Rate Loans and Canadian   For Eurodollar Loans
         -------------------------                    Prime Rate Loans      --------------------
                                                  -----------------------
         Greater than or equal to 65%                       1.50                    2.50

         Greater than or equal to 60%
         but less than 65%                                  0.75                    1.75

         Greater than or equal to 55%
         but less than 60%                                  0.25                    1.25

         Less than 55%                                      0.00                    1.00

         Notwithstanding the foregoing, (i) at all times that the Parent shall have received an investment grade senior debt rating from two nationally known agencies (one of which must be either Standard & Poor's Corporation or Moody's Investors Service, Inc.) of BBB-/Baa3 (or the equivalent) and the Debt/Capitalization Ratio shall be less than 50%, the Applicable Margin for Alternate Base Rate Loans and Canadian Prime Rate Loans shall be 0% per annum and the Applicable Margin for Eurodollar Loans shall be .75% per annum, (ii) at all times that the Parent shall have received an investment grade senior debt rating from two nationally known agencies (one of which must be either Standard & Poor's Corporation or Moody's Investors

Service, Inc.) of BBB/Baa2 (or the equivalent) or better and the Debt/Capitalization Ratio shall be less than 45%, the Applicable Margin for Alternate Base Rate Loans and Canadian Prime Rate Loans shall be 0% per annum and the Applicable Margin for Eurodollar Loans shall be .625% per annum, and
(iii) at all times that a Borrowing Base Deficiency shall exist and is continuing for more than 30 days, the Applicable Margins provided for in this definition shall each be increased by adding 1.00%; provided that the Applicable Margin for Alternate Base Rate Loans and Canadian Prime Rate Loans shall never exceed 2.50% and the Applicable Margin for Eurodollar Loans shall never exceed 3.50%. Each change in the Applicable Margin based on a change in the Current Information shall be effective as of the fifteenth day of the month during which the Current Information used to calculate the new Applicable Margin was delivered to the Agent.

         "Applications" shall mean all applications and agreements for Letters of Credit, or similar instruments or agreements, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued.

         "Bank Guarantee" shall mean that certain Guarantee dated concurrently herewith executed by the Parent in favour of the Administrative Agent.

         "Bankers' Acceptances" means bankers' acceptances issued by the Company and denominated in Canadian Dollars, which are accepted and purchased by the Banks at the request of the Company pursuant to Section 2.1.

         "B/A Stamping Rate" means, with respect to Bankers' Acceptances accepted by a Bank, the Applicable Margin for Eurodollar Loans in effect on the date of acceptance of the Bankers' Acceptance.

         "Bankruptcy Code" shall mean (i) the United States Bankruptcy Code, as amended, and any successor statute and (ii) the Bankruptcy and Insolvency Act (Canada), as amended, and any successor statute.

         "Beluga Financing Documents" shall mean that certain Inducement Agreement and that certain Note Agreement (together with the Notes, as defined therein), each dated June 17, 1985, and amended as of June 15, 1990, by and among the Parent and The Equitable Life Assurance Society of the United States and the Travelers Insurance Company, any documentation executed in connection with any renewal, extension or rearrangement of the Indebtedness that is the subject of the foregoing documents, the Gas Sales Contract, the Intercompany Mortgage, as defined in the above-mentioned Note Agreement, and any documents executed in replacement of any of the foregoing documents, if and only if the Administrative Agent has received notice thereof pursuant to Section 10.8.

         "Borrowing Base" shall have the meaning ascribed to such term in the U.S. Facility (without amendment except as permitted pursuant to the Intercreditor Agreement).

         "Borrowing Base Debt" shall have the meaning ascribed to such term in the U.S. Facility (without amendment except as permitted pursuant to the Intercreditor Agreement).

         "Borrowing Base Deficiency" shall have the meaning ascribed to such term in the U.S. Facility (without amendment except as permitted pursuant to the Intercreditor Agreement).

         "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in Houston, Texas, United States, Calgary, Alberta, Canada, or Toronto, Ontario, Canada, and where such term is used in the definition of "Quarterly Date" in this Section 1.1 or if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, a day which is also a day on which dealings in U.S. Dollar deposits are carried out in the relevant interbank market.

         "Canadian Bankers' Acceptance Discount Proceeds" means, in respect of any Bankers' Acceptance required to be accepted and purchased by a Bank hereunder, an amount (rounded to the nearest whole cent with one-half of one cent being rounded up) calculated on the date of acceptance of the Bankers' Acceptance by multiplying:

         (a) the face amount of such Bankers' Acceptance divided by one hundred (100); by

         (b) the price, where the price is determined by dividing one hundred (100) by the sum of one plus the product of:

                 (i) the Canadian Bankers' Acceptance Discount Rate (expressed as a decimal); and

                 (ii) a fraction, the numerator of which is the term (expressed in days) of such Bankers' Acceptance and the denominator of which is three hundred sixty-five
                          (365);

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

         "Canadian Bankers' Acceptance Discount Rate" shall mean, with respect to each Bankers' Acceptance which is required to be accepted and purchased by a Bank hereunder, the percentage discount rate (expressed to two decimal places) for Canadian Dollar Bankers' Acceptances having a comparable issue and maturity date which is quoted on the Reuter's Canadian Discount Offer Rate Screen for "Schedule 1" accepting banks (or if such screen shall not be available, any successor or similar services may be selected by the Paying Agent and the Company) as of 11:00 a.m. Toronto, Ontario time (or as soon thereafter as practicable) on the day of acceptance of the Bankers' Acceptances. If none of such screen nor any successor or similar services is available then the "Canadian Bankers' Acceptance Discount Rate" shall mean, with respect to each Bankers' Acceptance which is required to be accepted and purchased by a Bank hereunder, the percentage discount rate (expressed to two decimal places) determined by the Paying Agent to be the average of the quoted discount rates at which Canadian Dollar Bankers' Acceptances having a comparable issue and maturity date are being bid for discount by the Reference Banks at approximately 11:00 a.m. Toronto, Ontario time (or as soon thereafter as practicable) on the day of the issuance and acceptance of the Bankers'
Acceptances.   If any Reference Bank does not furnish a timely quotation, the
Paying Agent shall determine the relevant discount rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks; if none of such quotations is available on a timely basis, the provisions of
Section 6.2 shall apply. Each determination of the Canadian Bankers' Acceptance Discount Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

         "Canadian Dollars" and "Canadian $" shall mean lawful money of Canada.

         "Canadian Prime Rate" for any day shall mean the variable lending rate of interest (expressed as a rate per annum) established on such day by the Paying Agent from time to time as the reference rate of interest which the Paying Agent employs in order to determine the interest rate it will charge for demand loans denominated in Canadian Dollars to its customers in Canada and which it designates as its prime rate. Without notice to the Company or any other Person, the Canadian Prime Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate. The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any Bank may make commercial loans or other loans at rates of interest at, above or below the Canadian Prime Rate. For purposes of this Agreement any change in the Canadian Prime Rate due to a change in the said prime rate shall be effective on the date such change in said prime rate is announced.

         "Canadian Prime Rate Loans" shall mean Loans which bear interest at a rate based upon the Canadian Prime Rate.

         "Capital Expenditures" shall mean expenditures in respect of fixed or capital assets (calculated in accordance with GAAP) excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy. Expenditures in respect of replacements and maintenance consistent with the business practices of the Parent and its Subsidiaries in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of the Parent in accordance with GAAP.

         "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

         "Capitalization" shall mean an amount equal to the sum of (a) Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis plus
(b) Current Maturities of the Parent and its Subsidiaries on a consolidated basis plus (c) borrowed money Indebtedness of the Parent and its Subsidiaries on a consolidated basis that is not Funded Indebtedness plus (d) Indebtedness of the Parent and its Subsidiaries on a consolidated basis constituting obligations payable out of Hydrocarbons (except such obligations payable solely by recourse to properties not included in the Borrowing Base) plus (e) Tangible Net Worth of the Parent and its Subsidiaries on a consolidated basis.

         "Change of Control" shall mean a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of the Parent or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of the Parent such that such nominees, when added to any existing director remaining on the Board of Directors of the Parent after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of the Parent. As used herein (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the United States Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of
Section 13(d) of the United States Securities Exchange Act of 1934, as amended;
(c) "Unrelated Person" means at any time any Person other than the Parent or any Subsidiary and other than any trust for any employee benefit plan of the Parent or any Subsidiary of the Parent; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and
(e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         "Code" shall mean, as applicable, (i) the Internal Revenue Code of 1986, as amended, or any successor statute, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service or (ii) the Income Tax Act (Canada), as amended, or any successor statute, together with all regulations, rulings and interpretations thereof or thereunder.

         "Commitment Percentage" shall mean, as to any Bank, the percentage equivalent of a fraction the numerator of which is the amount of such Bank's Commitment and the denominator of which is the aggregate amount of the Commitments of all Banks.

         "Commitments" shall mean, as to any Bank, the obligation, if any, of such Bank to make Loans, accept and purchase Bankers' Acceptances and incur Letter of Credit Liabilities in an aggregate principal amount (including therein the full face amount of all Bankers' Acceptances then outstanding) at any one time outstanding up to but not exceeding the amount, if any, set forth opposite such Bank's name on the signature pages hereof under the caption "Commitment" (as the same may be reduced from time to time pursuant to Section 2.3).

         "Cover" for Letter of Credit Liabilities shall be effected by paying to the Paying Agent immediately available funds, to be held by the Paying Agent in a collateral account maintained by Paying Agent at its Payment Office and collaterally assigned as security for the financial accommodations extended pursuant to this Agreement using documentation satisfactory to the Administrative Agent, in an amount equal to any required prepayment. Such amount shall be retained by the Paying Agent in such collateral account until such time as (x) in the case of Cover being provided pursuant to Section 2.2(a), the applicable Letter of Credit shall have expired and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied or
(y) in the case of Cover being provided pursuant to Section 3.2(b)(1), the outstanding principal amount of all Revolving Credit Obligations is not greater than the aggregate amount of the Commitments.

         "Current Maturities" shall mean, on any day on which Current Maturities are calculated, the sum of (a) scheduled principal payments on Funded Indebtedness which are payable within one (1) year after such day plus
(b) the principal component of payments required to be made with respect to Capital Lease Obligations within one (1) year of said date plus (c), to the extent not included above, all items which in accordance with GAAP would be classified as current maturities of long term debt.

         "Debt/Capitalization Ratio" shall mean the ratio of (a) the sum of Funded Indebtedness of the Parent and its Subsidiaries on a consolidated basis plus Current Maturities of the Parent and its Subsidiaries on a consolidated basis plus borrowed money Indebtedness of the Parent and its Subsidiaries on a consolidated basis that is not Funded Indebtedness plus Indebtedness of the Parent and its Subsidiaries on a consolidated basis constituting obligations payable out of Hydrocarbons (except such obligations payable solely by recourse to properties not included in the Borrowing Base) to (b) Capitalization.

         "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Disclosure Statement" shall mean the Disclosure Statement dated concurrently herewith delivered to the Administrative Agent by the Company.

         "Dividend Payment" shall mean, with respect to any Person, dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the redemption of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of any class of capital stock of such Person, or the exchange or conversion of any shares of any class of capital stock of such Person for or into any obligations of or shares of any other class of capital stock of such Person or any other property, but excluding dividends payable solely in, or exchanges or conversions for or into, shares of common stock of the Parent or options or warrants to purchase common stock of the Parent.

         "Dividend Tests" shall mean compliance with each of the following restrictions (both before and immediately after giving effect to the applicable Dividend Payments):

                 (i)      Tangible Net Worth shall not be less than U.S.
                          $350,000,000;

                 (ii) the EBITDA/Interest Ratio shall be not less than 3.5:1.0;

                 (iii)    the Debt/Capitalization Ratio shall be less than 60%;

                 (iv)     there shall exist no Borrowing Base Deficiency;

                 (v) no Default or Event of Default shall have occurred and be continuing; and

                 (vi) the applicable Dividend Payment, when aggregated with any prior permitted Dividend Payment, shall not exceed the amount by which (a) 33-1/3% of net income of the Parent and its Subsidiaries on a consolidated basis for the period commencing on January 1, 1993 through the then current date exceeds (b) the aggregate of any prior Investments made during such period in excess of U.S. $30,000,000.

         "EBITDA" shall mean net earnings (excluding gains and losses on sales and retirement of assets, non-cash write downs and charges resulting from accounting convention changes) before deduction for federal, provincial, municipal and state taxes, interest expense (including capitalized interest), operating lease rentals or depreciation, depletion and amortization expense, all determined in accordance with GAAP.

         "EBITDA/Interest Ratio" shall mean the ratio of (a) EBITDA of the Parent and its Subsidiaries on a consolidated basis to (b) operating lease rentals and interest expense (including capitalized interest) on all Indebtedness of the Parent and its Subsidiaries on a consolidated basis for any twelve-month period ending on the last day of every calendar quarter during the period with respect to which the EBITDA/Interest Ratio is to be calculated.

         "Engineering Report" shall mean one or more reports, in form satisfactory to the Administrative Agent and the Majority Banks, prepared by one or more independent consulting firms acceptable to the Administrative Agent and the Majority Banks in their reasonable business judgment, which shall evaluate at least 85% of the present value of the producing and non-producing proved oil and gas reserves of the Parent and its Oil and Gas Subsidiaries as of the immediately preceding January
1. Each Engineering Report shall set forth a projection of the future rate of production, Net Proceeds of Production and present value of the Net Proceeds of Production, in each case based upon economic assumptions acceptable to the Administrative Agent and approved by the Majority Banks.

         "ENSTAR Alaska" shall collectively mean (i) the gas distribution system in south-central Alaska known as ENSTAR Natural Gas Company, a division of the Parent, and (ii) APC.

         "Environmental Claim" means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination;
(iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.

         "Environmental Liabilities" includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys' fees and court costs.

         "Environmental Permit" means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.

         "Equivalent U.S. Dollar Amount" shall mean, with respect to any amount of Canadian Dollars, the equivalent amount of U.S. Dollars determined by using the Bank of Canada noon day rate at which it offers to provide U.S. Dollars in exchange for such amount of Canadian Dollars on the date as of which such Equivalent U.S. Dollar Amount is to be determined.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations and interpretations by the Internal Revenue Service or the Department of Labor thereunder.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is a member of a group of which the Parent is a member and which is under common control within the meaning of the regulations under
Section 414 of the Code.

         "Eurodollar Base Rate" shall mean, with respect to any Interest Period for any Eurodollar Loan, the lesser of (A) the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by the Paying Agent and the Company) as of 11:00 a.m., Toronto, Ontario time (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Interest Period for U.S. Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan to which such Interest Period relates or (B) the Highest Lawful Rate. If none of such Telerate Page 3750 nor any successor or similar service is available, then the "Eurodollar Base Rate" shall mean, with respect to any Interest Period for any applicable Eurodollar Loan, the lesser of (A) the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by the Paying Agent to be the average of the rates quoted by the Reference Banks at approximately 11:00 a.m., Toronto, Ontario time (or as soon thereafter as practicable) on the day two Business Days prior to the first day of such Interest Period for the offering by such Reference Banks to leading banks in the interbank market of U.S. Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan to which such Interest Period relates or (B) the Highest Lawful Rate. If any Reference Bank does not furnish a timely quotation, the Paying Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks; if none of such quotations is available on a timely basis, the provisions of
Section 6.2 shall apply. Each determination of the Eurodollar Base Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

         "Eurodollar Loans" shall mean Loans the interest on which is determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.1.

         "Eurodollar Rate" shall mean, for any Interest Period for any Eurodollar Loan, a rate per annum determined by the Paying Agent to be equal to the Eurodollar Base Rate for such Loan for such Interest Period.

         "Event of Default" shall have the meaning assigned to such term in
Section 11 hereof.

         "Financial Statements" shall mean the financial statement or statements, together with the notes and schedules thereto, described or referred to in Sections 8.6 and 9.1.

         "Funded Indebtedness" shall mean all Indebtedness which by its terms matures more than one (1) year from the date as of which any calculation of Funded Indebtedness is made, and any Indebtedness maturing within one (1) year from such date which is renewable at the option of the obligor to a date beyond one (1) year from such date.

         "GAAP" shall mean as to a particular Person, such accounting practice as, in the opinion of KPMG Peat Marwick or other independent accountants of recognized national standing retained by such Person and acceptable to the Majority Banks, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Banks, except only for such changes in principles and practices with which the applicable independent public accountants concur and which are disclosed to the Banks in writing, and
(c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition and results of operations of such Person.

         "Gas and Liquids Pipeline Subsidiaries" shall mean each company (which may include the Parent) engaged in the Pipeline Operations.

         "Gas Sale Contract" shall mean that certain Gas Sale Contract dated January 1, 1984, between APC, as Seller, and ENSTAR Natural Gas Company, as Purchaser, as amended on June 17, 1985, and from time to time thereafter, if and only if the Administrative Agent has received notice thereof pursuant to
Section 10.8.

         "Governmental Authority" shall mean any sovereign governmental authority, Canada, the United States of America, any Province of Canada, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, instrumentality, department, commission, board, bureau, authority, court or other tribunal or quasi-governmental authority in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Parent, any of its Subsidiaries, any of their respective property, any Agent or any Bank.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of any such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase assets, goods, securities or services at an arm's length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Hazardous Substance" shall mean petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

         "Highest Lawful Rate" shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable Canadian or provincial law permits the higher interest rate, stated as a rate per annum.

         "Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate and all other liquid or gaseous hydrocarbons and related minerals, in each case whether in a natural or a processed state.

         "Indebtedness" shall mean, as to any Person: (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, including, without limitation, obligations (excluding volumetric obligations with respect to pre-sales of Hydrocarbon production which have already been accounted for in the calculation of the Borrowing Base) payable out of Hydrocarbon production; (ii) obligations, whether fixed or contingent, of such Person in respect of letters of credit, acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person or any other Person; (iii) Capital Lease Obligations of such Person; (iv) Redemption Obligations of such Person and other obligations of such Person to redeem or otherwise retire shares of capital stock of such Person or any other Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vii) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.

         "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated concurrently herewith executed by and among the Company, the Parent, the Administrative Agent and the "Administrative Agent" under the U.S. Facility.

         "Interest Period" shall mean:

         (a)     With respect to any Eurodollar Loan, the period commencing on
(i) the date such Loan is made or converted into or continued as a Eurodollar Loan or (ii) in the case of a roll-over to a successive Interest Period, the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 3.3 hereof, except that each such Interest Period which commences on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month shall end on the last Business Day of the appropriate subsequent calendar month.

         (b) With respect to any Alternate Base Rate Loan or any Canadian Prime Rate Loan, the period commencing on the date such Loan is made and ending on the next succeeding Quarterly Date.

Notwithstanding the foregoing: (i) no Interest Period with respect to a Eurodollar Loan may commence before and end after the date of any scheduled reduction in the Commitments if, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans having Interest Periods which end after such reduction date shall be greater than the aggregate principal amount of the Commitments scheduled to be in effect after such reduction date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business
Day); (iii) no Interest Period with respect to a Eurodollar Loan shall extend beyond the end of the scheduled Revolving Credit Availability Period; and (iv) no Interest Period for any Eurodollar Loans shall have a duration of less than one month and, if the Interest Period therefor would otherwise be a shorter period, such Loans shall not be available hereunder.

         "Investments" shall have the meaning assigned to such term in Section
10.3 hereof.

         "Investments Tests" shall mean compliance with each of the following restrictions (both before and immediately after giving effect to the applicable Investments):

                 (i)      there shall exist no Borrowing Base Deficiency;

                 (ii) no Default or Event of Default shall have occurred and be continuing; and

                 (iii) the applicable Investment, when aggregated with any prior permitted Investments, shall not exceed the greater of (I) 10% of Tangible Net Worth of the Parent and its Subsidiaries on a consolidated basis or (II) the sum of (a) U.S. $30,000,000 plus (b) the amount, if any, by which 33-1/3% of net income of the Parent and its Subsidiaries on a consolidated basis for the period commencing on January 1, 1993 through the then current date exceeds the aggregate of any prior Dividend Payments made during such period.

         "Issuer" shall mean each Bank issuing a Letter of Credit hereunder.

         "Key Contracts" shall mean all contracts, permits, licenses and other rights acquired by the Parent and its Subsidiaries from third parties or each other and from time to time material to the ownership of assets, or operations, of the Parent and its Subsidiaries.

         "Legal Requirement" shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, now or hereafter in effect.

         "Letter of Credit" shall have the meaning assigned to such term in
Section 2.2 hereof.

         "Letter of Credit Fee" shall mean a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time.

         "Letter of Credit Liabilities" shall mean, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.

         "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, collateral assignment, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Liquid Investments" shall mean:

         (I) in the case of investments of U.S. Dollars

                 (i) securities issued or directly, fully and unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of issue;

                 (ii)     U.S. Dollar time deposits and certificates of deposit
                          (A) of any Bank having capital and surplus in excess of U.S. $300,000,000, or (B) of any commercial bank incorporated in the United States, of recognized standing, having capital and surplus in excess of U.S. $500,000,000 and which has (or which is a Subsidiary of a holding company which has) publicly traded debt securities rated, at the time of issuance of such time deposits, AA or higher by Standard & Poor's Corporation or Aa-2 or higher by Moody's Investors Service, Inc. with maturities of not more than one year from the date of issue;

                 (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described inclause (I)(i) above entered into with any bank meeting the qualifications specified in clause
                          (I)(ii)above, provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Institution Examination Counsel Supervisory Policy--Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985;

                 (iv) commercial paper or other U.S. Dollar obligations issued by the parent corporation (A) of any Bank having capital and surplus in excess of U.S. $300,000,000, or (B) of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of U.S. $500,000,000 and commercial paper or other U.S. Dollar obligations issued by any Person incorporated in the United States, which commercial paper is rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of issue;

                 (v) obligations of any state or political subdivision thereof rated at least F-1 by Fitch Investors Service, Inc. or AA by Standard & Poor's Corporation with an original maturity of 180 days or less; and

                 (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described inclauses (I)(i) through (v) above; and

         (II) in the case of investments of Canadian dollars

                 (i) bonds or other evidences of indebtedness of, or the principal and interest of which is fully guaranteed by, the Government of Canada or any province of Canada, payable in Canadian dollars and (in the case of any provincial obligations and any Government of Canada obligations that are rated) rated AAA or AA (or the then equivalent grade) by Dominion Bond

                          Rating Service Limited, or any other nationally recognized bond rating service, having a maturity not in excess of one year,

                 (ii) certificates of deposit issued or guaranteed by a bank or trust company organized under the laws of Canada or any province thereof, provided such bank or trust company has capital and retained earnings in the aggregate in excess of Canadian $500,000,000 on its most recent balance sheet (whether audited or unaudited), having a maturity not in excess of one year,

                 (iii) bankers' acceptances of any bank or trust company the certificates of deposit of which would constitute Liquid Investments as provided in clause (II)(ii) above, if outstanding unsecured debt of such bank or trust company is rated no less than AA (or the then equivalent grade) by Dominion Bond Rating Service Limited, or any other nationally recognized bond rating service; and

                 (iv) commercial paper rated no less than R-1 (or the then equivalent grade) by Dominion Bond Rating Service Limited or A-1 (or the then equivalent grade) by CBRS Inc., having a maturity not in excess of one year; excluding any bonds or other evidences of indebtedness, certificates of deposit or commercial paper which a Canadian chartered bank may not hold as security under the Bank Act (Canada).

         "Loan Documents" shall mean this Agreement, the Notes, the Bank Guarantee, the Intercreditor Agreement, the Bankers' Acceptances, all Applications, all instruments, certificates and agreements now or hereafter executed or delivered to any Agent or any Bank pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

         "Loans" shall mean the loans provided for by Section 2.1 hereof.

         "Majority Banks" shall mean Banks having greater than 66-2/3% of the aggregate amount of Commitments.

         "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), operations, properties (including proven oil and gas reserves) or prospects of the Parent and its Subsidiaries, taken as a whole, or on the ability of any Relevant Party to perform its material obligations under any Loan Document to which it is a party.

         "Maximum Outstanding Amount" shall have the meaning ascribed to such term in Section 2.9 hereof.

         "Maximum Revolving Credit Available Amount" shall mean, at any date, an amount equal to the lesser of (i) the aggregate of the Commitments or (ii) the Maximum Outstanding Amount designated from time to time by the Company in accordance with the terms hereof.

         "Mesa Contract" shall mean that certain Purchase and Sale Agreement dated February 6, 1991 executed by and among Mesa Limited Partnership, a Delaware limited partnership, Mesa Operating Limited Partnership, a Delaware limited partnership, and Mesa Midcontinent Limited Partnership, a Delaware limited partnership, as Sellers, and the Parent, as Buyer, as amended by that certain First Amendment to Purchase and Sale Agreement dated February 22, 1991 and as further amended by that certain Second Amendment to Purchase and Sale Agreement dated March 8, 1991.

         "Midcon" shall mean Seagull Midcon Inc., a Delaware corporation.

         "Net Proceeds of Production" shall mean, with respect to any Person, all revenue received by or credited to the account of such Person from the sale of Hydrocarbons and other minerals in, under or produced from their respective oil, gas and mineral properties after deducting royalties, overriding royalties, volumetric production payments with respect to pre-sales of Hydrocarbon production, production payments pledged to secure non-recourse financing payable solely out of such production payments, net profits interests and other burdens payable out of production, normal and reasonable operating expenses and severance, ad valorem, excise, freehold mineral and windfall profit taxes.

         "Notes" shall mean the promissory notes of the Company evidencing the Loans, in the form of Exhibit C hereto, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor.

         "Novalta" shall mean Novalta Resources Inc., a corporation incorporated under the laws of the Province of Alberta.

         "Novalta Contract" shall mean that certain Sale Agreement dated November 19, 1993 executed by and between Novacor Petrochemicals Ltd., as Vendor, and the Parent, as Purchaser.

         "Obligations" shall mean, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder plus (ii) the aggregate face amount of all outstanding Bankers' Acceptances plus (iii) the aggregate amount of the Letter of Credit Liabilities hereunder plus (iv) all other liabilities, obligations and indebtedness of the Parent or any Subsidiary of the Parent under any Loan Document.

         "Oil and Gas Subsidiaries" shall mean any Subsidiary of the Parent whose assets consist primarily of oil and gas properties. As of the date hereof, the Oil and Gas Subsidiaries are listed as such on Exhibit A hereto.

         "Organizational Documents" shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document.

         "Parent" shall mean Seagull Energy Corporation, a Texas corporation.

         "Parent Report" shall mean one or more reports, in form satisfactory to the Administrative Agent and the Majority Banks, prepared by petroleum engineers employed by the Parent or its Subsidiaries, which shall evaluate (i) at least 85% of the present value of the producing and non-producing proved oil and gas reserves of the Parent and its Oil and Gas Subsidiaries evaluated in the most recent Engineering Report delivered pursuant hereto and (ii) any other properties as to which the Parent has conducted successful exploration activities subsequent to the most recent Engineering Report, in each case effective as of the immediately preceding July 1. Each Parent Report shall set forth production, drilling and acquisition information and other information requested by the Administrative Agent and shall be based upon updated economic assumptions acceptable to the Administrative Agent and approved by the Majority Banks at the beginning of the applicable year.

         "Payment Office" shall mean the Toronto, Ontario office of the Paying Agent, presently located at The Bank of Nova Scotia, International Banking Division-Loan Accounting, 14th Floor, 44 King Street West, Toronto, Ontario, Canada M5H 1H1.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" shall mean an individual, a corporation, a company, a bank, a voluntary association, a partnership, a trust, an unincorporated organization, any Governmental Authority or any other entity.

         "Plan" shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Parent or any ERISA Affiliate for employees of the Parent or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Parent or any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Post-Default Rate" shall mean, in respect of any principal of any Loan, any Reimbursement Obligation or any other amount payable by the Company under this Agreement or any other Loan Document which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the lesser of (a) the sum of (w) with respect to Eurodollar Loans, 2% per annum plus the applicable Eurodollar Rate then in effect plus the Applicable Margin for Eurodollar Loans until the expiration of the applicable Interest Period, (x) with respect to Canadian Prime Rate Loans, 2% per annum plus the applicable Canadian Prime Rate as in effect from time to time plus the Applicable Margin for Canadian Prime Rate Loans, and (y) with respect to Alternate Base Rate Loans and with respect to Eurodollar Loans after the expiration of the applicable Interest Period (and also with respect to indebtedness other than Loans), 2% plus the Alternate Base Rate as in effect from time to time plus the Applicable Margin for Alternate Base Rate Loans or (b) the Highest Lawful Rate.

         "Quarterly Dates" shall mean the last day of each March, June, September and December, provided that, if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

         "Quarterly Equivalent" shall mean, as of any date, the Bank of Canada noon day rate at which it offers to provide U.S. Dollars in exchange for Canadian Dollars on the later of (i) the last Business Day immediately preceding the then current calendar quarter or (ii) the last Business Day immediately preceding the most recent revision of the Maximum Outstanding Amount pursuant to Section 2.9.

         "Redemption Obligations" shall mean with respect to any Person all mandatory redemption obligations of such Person with respect to preferred stock or other equity securities issued by such Person or put rights in favour of the holder of such preferred stock or other equity securities.

         "Reference Banks" shall mean The Bank of Nova Scotia and Chemical Bank of Canada and such other Banks (up to a maximum of two (2) additional Banks) as the Company, with the approval of the Paying Agent (which approval shall not be unreasonably withheld), may from time to time designate.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time and any successor or other regulation relating to reserve requirements.

         "Regulatory Change" shall mean, with respect to any Bank, any change on or after the date of this Agreement in Legal Requirements (including Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of banks including such Bank under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

         "Reimbursement Obligations" shall mean, as at any date, the obligations of the Company then outstanding in respect of Letters of Credit under this Agreement, to reimburse the Paying

Agent for the account of the applicable Issuer for the amount paid by the applicable Issuer in respect of any drawing under such Letter of Credit.

         "Relevant Party" shall mean the Company, the Parent and each other party to any of the Loan Documents other than (a) the Banks and (b) the Agents.

         "Request for Extension of Credit" shall mean a request for extension of credit duly executed by the chief executive officer, chief financial officer, or treasurer of the Company, appropriately completed and substantially in the form of Exhibit B attached hereto.

         "Requirements of Environmental Law" means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act (U.S.) and The Comprehensive Environmental Response, Compensation, and Liability Act (U.S.), the Environmental Protection and Enhancement Act (Alberta) and the Canadian Environmental Protection Act), rule, regulation, or order of any federal, state, provincial or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

         "Reserve Requirement" shall mean, for any Eurodollar Loan for any Interest Period therefor, the stated maximum rate for all reserves (including any marginal, supplemental or emergency reserves) required to be maintained during such Interest Period under applicable Legal Requirements by any Bank against eurocurrency liabilities. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect and include any other reserves required to be maintained by any Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. Any determination by the Paying Agent of the Reserve Requirement shall be conclusive and binding, absent manifest error, and may be made using any reasonable averaging and attribution method.

         "Responsible Officer" shall mean the chairman of the board, the president, any executive vice president, the vice president of finance and administration, the chief executive officer or the chief operating officer or any equivalent officer (regardless of title) and in the case of the Company, any other vice president, and in respect of financial or accounting matters, shall also include the chief financial officer, the treasurer and the controller or any equivalent officer (regardless of title).

         "Revolving Credit Availability Period" shall mean the period from and including the date hereof to but not including December 31, 1999 or the date the Commitments are terminated pursuant to Section 11.1, whichever is first to occur.

         "Revolving Credit Commitment Fee Percentage" shall mean (i) for any day that the Debt/Capitalization Ratio shall be less than 60%, .375% per annum and (ii) at all other times, .50% per annum.

         "Revolving Credit Obligations" shall mean, as at any date of determination thereof, the sum of the following (determined without duplication): (i) the aggregate principal amount of Loans outstanding hereunder plus (ii) the aggregate of the face amounts of all outstanding Bankers' Acceptances plus (iii) the aggregate amount of the Letter of Credit Liabilities hereunder.

         "Senior Debt" shall mean Indebtedness having a weighted average maturity at least seven (7) years from the date of issuance and having no conditions precedent or covenants materially more onerous to the Parent than the conditions precedent and covenants contained herein and in the other Loan Documents with respect to the Loans. The documents evidencing any Senior Debt shall contain a provision substantially identical to Section 10.2(y) hereof permitting Liens securing the Notes and the other Obligations on a pari passu basis with such Senior Debt.

         "Subordinated Debt" shall mean Indebtedness of the Parent having a weighted average maturity at least seven (7) years from the date of issuance and having no conditions precedent or covenants materially more onerous to the Parent than the conditions precedent and covenants contained in the U.S. Facility, in this Agreement and in the other Loan Documents with respect to the Loans and which is expressly made subordinate and junior in right of payment to the Obligations and in respect of any collateral or security by the express terms of the instruments evidencing the Subordinated Debt or the indenture or other similar instrument under which the Subordinated Debt is issued (which indenture or other instrument will be binding on all holders of such Subordinated Debt), by provisions not more favourable to the holders of the Subordinated Debt than the following:

         (a) in the event a Default exists and is continuing, no payment of principal or interest will be made on account of Subordinated Debt and no remedy for default shall be exercised until (i) such Default will have been cured or waived or until the Obligations will have been paid in full (or provisions made therefor reasonably satisfactory to the Banks) or (ii) 179 days after the occurrence of such Default (as to which the Banks have knowledge as a result of having received notice from the Company pursuant to this Agreement or otherwise) and no action being taken by the Banks with respect to such Default, whichever occurs earlier;

         (b) upon the occurrence of any of the events or proceedings specified in Subsections 11.1(f) or (g) hereof (or, as to any Subsidiary of the Parent, Subsection 11.1(j) to the extent that it refers to Subsections 11.1(f) or (g)), the holders of any Obligations will be entitled to receive payment in full of all principal or interest on all Obligations before the holders of the Subordinated Debt are entitled to receive any payment on account of principal or interest on the Subordinated Debt, and to that end (but subject to the power of a court of competent jurisdiction to make other provision) the holders of the Obligations will be entitled to receive distributions of any kind or character, whether in cash or property or securities (other than equity securities and other securities establishing rights in the holders thereof which are subordinate to the rights of the holders of the Obligations in accordance with this definition of Subordinated
Debt), which may be or would otherwise be payable or deliverable in any such proceedings in respect of the Subordinated Debt (provided that, the Subordinated Debt may provide that if the Obligations have been paid in full or provision therefor reasonably satisfactory to the Banks has been made, the holders of the Subordinated Debt will be subrogated to the rights of the holders of the Obligations);

         (c) in the event that any Subordinated Debt is declared due and payable before its expressed maturity because of the occurrence of an event of default thereunder (under circumstances when the provisions of the foregoing clauses (a) and (b) will not be applicable), the holders of the Obligations at the time such Subordinated Debt becomes due and payable because of such an event of default will be entitled to receive payment in full of all Obligations (or have provision therefor satisfactory to the Banks made) before the holders of the Subordinated Debt are entitled to receive any payment on account of the principal or interest on the Subordinated Debt; and

         (e) no holder of the Obligations will be prejudiced in its right to enforce subordination of the Subordinated Debt by any act or failure to act on the part of the Parent or the part of the holders of the Obligations;

provided that, the Subordinated Debt may provide that the foregoing provisions are solely for the purpose of defining the relative rights of the holders of the Obligations on the one hand, and the holders of the Subordinated Debt on the other hand, and that nothing therein will impair, as between the Parent and the holders of the Subordinated Debt, the obligation of the Parent, which may be unconditional and absolute, to pay to the holders of the Subordinated Debt the principal and interest thereon in accordance with its terms, nor will anything herein prevent the holders of the Subordinated Debt from exercising all remedies otherwise permitted by applicable law or thereunder upon default thereunder, subject to the rights under clauses (a), (b) and (c) above of the holders of the Obligations to receive cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Debt.

         "Subsidiary" shall mean, with respect to any Person (the "parent"),
(a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more of the Subsidiaries of the parent or by the parent and one or more of the Subsidiaries of the parent, and (b) any partnership, limited partnership, joint venture or other form of entity, the majority of the legal or beneficial ownership of which is at the time directly or indirectly owned or controlled by the parent or one or more of the Subsidiaries of the parent or by the parent and one or more of the Subsidiaries of the parent.

         "Tangible Net Worth" shall mean the sum of preferred stock, par value of common stock, capital in excess of par value of common stock (additional paid-in capital) and retained earnings, less treasury stock, goodwill, deferred development costs, franchises, licenses, patents, trademarks and copyrights and all other assets which are properly classified as intangible assets in accordance with GAAP less any Redemption Obligations.

         "Type" shall have the meaning assigned to such term in Section 1.3 hereof.

         "Unfunded Liabilities" shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any ERISA Affiliate to the PBGC or a Plan under Title IV of ERISA.

         "U.S. Dollars" and "U.S. $" shall mean lawful money of the United States of America.

         "U.S. Facility" shall mean that certain Amended and Restated Credit Agreement dated June 25, 1993 executed by and among the Parent, Texas Commerce Bank National Association, as Administrative Agent, and certain banks therein named, as amended by First Amendment to Amended and Restated Credit Agreement dated concurrently herewith and as amended by the Intercreditor Agreement.

         1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP. To enable the ready determination of compliance with the provisions hereof, the Parent will not change from December 31 in each year the date on which its fiscal year ends, nor from March 31, June 30 and September 30 the dates on which the first three fiscal quarters in each fiscal year end.

         1.3 Types of Loans. Loans hereunder are distinguished by "Type". The "Type" of a Loan refers to the determination whether such Loan is a Eurodollar Loan, an Alternate Base Rate Loan or a Canadian Prime Rate Loan.

         1.4 Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to Sections shall refer to Sections of this Agreement. Whenever it is necessary to convert an amount denominated in Canadian Dollars to U.S. Dollars, such as calculating the aggregate outstanding principal amount of the Revolving Credit Obligations, such conversion shall be effected using the Equivalent U.S. Dollar Amount or, where applicable, the Quarterly Equivalent. Unless payments are otherwise required by the terms of this Agreement or by any other applicable Loan Document to be made in U.S. Dollars or Canadian Dollars, such payment shall be made in U.S. Dollars or in Canadian Dollars converted by using the Equivalent U.S. Dollar Amount as of the date of such payment calculated, where applicable, using the Quarterly Equivalent.

         SECTION 2.       COMMITMENTS; DESIGNATION OF MAXIMUM OUTSTANDING
AMOUNT.

         2.1 Loans and Bankers' Acceptances. From time to time on or after the date hereof and during the Revolving Credit Availability Period, each Bank shall:

         (a) make Loans under this Section 2.1, in Canadian Dollars or U.S. Dollars, to the Company; and

         (b) accept and purchase Bankers' Acceptances and deliver the Canadian Bankers' Acceptance Discount Proceeds (less the applicable acceptance fees payable by the Company to such Bank pursuant to Sections 4.3) in respect thereof for the account of the Company through the Paying Agent at the Payment Office, in an aggregate principal amount (including therein the aggregate face amount of any outstanding Bankers' Acceptances) at any one time outstanding (including its Commitment Percentage of all Letter of Credit Liabilities at such time) up to but not exceeding such Bank's Commitment Percentage of the Maximum Revolving Credit Available Amount. Subject to the conditions herein, any such Loan or Bankers' Acceptance repaid prior to the end of the Revolving Credit Availability Period may be reborrowed or reissued, as the case may be, pursuant to the terms of this Agreement; provided, that any and all such Loans and the full face amount of all outstanding Bankers' Acceptances shall be due and payable in full at the end of the Revolving Credit Availability Period. For purposes of determining the amount available for borrowing hereunder (or the maximum availability for the issuance of Bankers' Acceptances or Letters of Credit), the Equivalent U.S. Dollar Amount as of the Business Day preceding the Loan request, Bankers' Acceptance Request or Letter of Credit request shall be used to determine availability hereunder, rather than the Quarterly Equivalent.

         2.2     Letters of Credit.

         (a) Letters of Credit. Subject to the terms and conditions hereof, and on the condition that aggregate Letter of Credit Liabilities shall never exceed U.S. $10,000,000, the Company shall have the right, in addition to Loans provided for in Section 2.1 hereof, to utilize the Commitments from time to time from and after the date hereof through the expiration of the

Revolving Credit Availability Period by obtaining the issuance of letters of credit for the account of the Company and on behalf of the Company by the applicable Issuer if the Company shall so request in the notice referred to in
Section 2.2(b)(i) (such letters of credit being collectively referred to as the "Letters of Credit"). Letters of Credit may, upon written request of the Company, be denominated in Canadian Dollars and if so all payments and fees with respect thereto shall be paid in Canadian Dollars. Upon the date of the issuance of a Letter of Credit, the applicable Issuer shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the applicable Issuer, a participation, to the extent of such Bank's Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities. No Letter of Credit issued pursuant to this Agreement shall have an expiry date later than one (1) year from date of issuance, provided that any Letter of Credit having an expiry date after the end of the Revolving Credit Availability Period shall have been fully Covered or shall be backed by a letter of credit in form and substance, and issued by an issuer, acceptable to the Administrative Agent in its reasonably exercised discretion. Subject to the terms and conditions hereof, upon the request of the Company, if BNS is the designated Issuer, BNS shall issue the applicable Letter of Credit and if any other Bank is the designated Issuer, such Bank may, but shall not be obligated to, issue such Letter of Credit.

         (b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:

                 (i) The Company shall give the Administrative Agent and the Paying Agent at least three (3) Business Days' prior notice (effective upon receipt) specifying the proposed Issuer and the date such Letter of Credit is to be issued and describing the proposed terms of such Letter of Credit and the nature of the transaction proposed to be supported thereby, and shall furnish such additional information regarding such transaction as the Administrative Agent, the Paying Agent or the applicable Issuer may reasonably request. Upon receipt of such notice the Paying Agent shall promptly notify each Bank of the contents thereof and of such Bank's Commitment Percentage of the amount of such proposed Letter of Credit.

                 (ii) No Letter of Credit may be issued if after giving effect thereto the sum of (i) the aggregate outstanding principal amount of Loans plus (ii) the aggregate Letter of Credit Liabilities would exceed the Maximum Revolving Credit Available Amount. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Commitment Percentage of the amount then available for drawings under such Letter of Credit.

                 (iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, the applicable Issuer shall promptly notify the Company and each Bank as to the amount to be paid as a result of such demand and the payment date. If at any time the applicable Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit, each Bank will pay to the applicable Issuer immediately upon demand by the applicable Issuer at any time during the period commencing after such payment until reimbursement thereof in full by the Company, an amount equal to such Bank's Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 11:00 a.m. Toronto, Ontario time on such date, from the next succeeding Business Day) to the date of payment by such Bank of such amount at a per annum rate of interest determined by the Issuer (such rate to be conclusive and binding on the Banks) in accordance with the Issuer's usual banking practice for similar advances to financial institutions of like standing to the applicable Bank.

                 (iv) The Company shall be irrevocably and unconditionally obligated forthwith to reimburse the applicable Issuer for any amount paid by the applicable Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement may, subject to satisfaction of the conditions in Sections 7.1 and 7.2 hereof and to the existence of the Maximum Revolving Credit Available Amount (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability) be made by borrowing of Loans. In the event any such reimbursement is not made by borrowing of Loans, the Company shall make such reimbursement in immediately available funds within five (5) days after demand therefor by the applicable Issuer. The applicable Issuer will pay to each Bank such Bank's Commitment Percentage of all amounts received from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to the applicable Issuer in respect of such Letter of Credit pursuant to clause (iii) above.

                 (v) The Company will pay to the Paying Agent at the Payment Office for the account of each Bank a fee on such Bank's Commitment Percentage of the daily average amount available for drawings under each Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at a rate per annum equal to the Letter of Credit Fee in effect from time to time, such fee to be paid in arrears on the Quarterly Dates and on the date of the expiration or termination thereof. The Paying Agent will pay to each Bank, promptly after receiving any payment in respect of letter of credit fees referred to in the preceding sentence of this clause (v), an amount equal to such Bank's Commitment Percentage of such fees. The Company shall pay to the applicable Issuer an administration and issuance fee in an amount equal to 1/8 of 1% per annum of the daily average amount available for drawings under such Letter of Credit, in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, such fee to be paid in arrears on the Quarterly Dates and on the date of the expiration or termination thereof. Such administration and issuance fee shall be retained by the applicable Issuer.

                 (vi) The issuance by the applicable Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuer and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the applicable Issuer shall have reasonably requested and are not inconsistent with the terms of this Agreement including an Application therefor. In the event of a conflict between the terms of this Agreement and the terms of any Application, the terms of this Agreement shall control. Without limiting the generality of the foregoing sentence, in the event any such Application shall include requirements for Cover, it is agreed that there shall be no requirements for the Company to provide Cover except as expressly required in this Agreement.

         (c) Indemnification. The Company hereby indemnifies and holds harmless each Agent, the applicable Issuer and each Bank from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the applicable Issuer or such Agent may incur (or which may be claimed against such Bank, the applicable Issuer or such Agent by any Person whatsoever) in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such Agent, the applicable Issuer or such Bank, as the case may be, may incur (whether incurred as a result of its own negligence or otherwise) by reason of or in connection with the failure of any other Bank (whether as a result of its own negligence or otherwise) to fulfill or comply with its obligations to such Agent, the applicable Issuer or such Bank, as the case may be, hereunder (but nothing herein contained shall affect any rights the Company may have against such defaulting Bank); provided that, the Company shall not be required to indemnify any Bank, the applicable Issuer or any Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by such Bank's, the applicable Issuer's or such Agent's, as the case may be, failure to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law. Nothing in this Section 2.2(c) is intended to limit the obligations of the Company under any other provision of this Agreement.

         (d) Co-issuance or Separate Issuance of Letters of Credit. The Company may, at its option, request that any requested Letter of Credit which exceeds U.S. $1,000,000 be issued severally, but not jointly, by any two or more of the Banks or issued through separate Letters of Credit issued by any two or more of the Banks, respectively, each in an amount equal to a portion of the amount of the applicable Letter of Credit requested by the Company. In either such event, the Banks issuing such Letters of Credit shall each constitute an "Issuer" and the Letters of Credit so issued shall each constitute a "Letter of Credit" for all purposes hereunder and under the Loan Documents. Notwithstanding the foregoing, no Bank other than BNS shall have any obligation to issue any Letter of Credit, but may do so at its option.

         2.3     Reductions and Changes of Commitments.

         (a)     Mandatory.

         (i)     The total Commitment of the Banks shall be reduced as follows:

                                      Reduction            Resulting Revolving
         Reduction Date                Amount               Credit Commitment
         --------------           ---------------           -----------------
         March 31, 1996           U.S. $10,937,500             U.S. $164,062,500
         June 30, 1996            U.S. $10,937,500             U.S. $153,125,000
         September 30, 1996       U.S. $10,937,500             U.S. $142,187,500
         December 31, 1996        U.S. $10,937,500             U.S. $131,250,000
         March 31, 1997           U.S. $10,937,500             U.S. $120,312,500
         June 30, 1997            U.S. $10,937,500             U.S. $109,375,000
         September 30, 1997       U.S. $10,937,500             U.S. $ 98,437,500
         December 31, 1997        U.S. $10,937,500             U.S. $ 87,500,000
         March 31, 1998           U.S. $10,937,500             U.S. $ 76,562,500
         June 30, 1998            U.S. $10,937,500             U.S. $ 65,625,000
         September 30, 1998       U.S. $10,937,500             U.S. $ 54,687,500
         December 31, 1998        U.S. $10,937,500             U.S. $ 43,750,000
         March 31, 1999           U.S. $10,937,500             U.S. $ 32,812,500
         June 30, 1999            U.S. $10,937,500             U.S. $ 21,875,000
         September 30, 1999       U.S. $10,937,000             U.S. $ 10,937,500
         December 31, 1999        U.S. $10,937,000             U.S. $ 0

         (ii) On December 31, 1999, all Commitments shall be terminated in their entirety unless terminated at an earlier date pursuant to Section 11.1.

         (b) Optional. The Company shall have the right to terminate or reduce the unused portion of the Commitments at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent and the Paying Agent as provided in
Section 5.5 hereof and (ii) each such partial reduction shall be permanent and in an aggregate amount at least equal to U.S. $5,000,000.

         (c) No Reinstatement. Any reduction in or termination of the Commitments may not be reinstated without the approval of the Administrative Agent and each of the Banks.

         2.4     Fees.

         (a) The Company shall pay to the Paying Agent for the account of each Bank a commitment fee with respect to such Bank's Commitment accruing from the date hereof, computed for each day at a rate per annum equal to the Revolving Credit Commitment Fee

Percentage with respect to the Commitments of the respective Banks and based on the amount, if any, by which such Bank's pro rata share of the lesser of the aggregate Commitments or the Maximum Outstanding Amount on such day exceeds the sum of (i) the unpaid principal balance of such Bank's Note outstanding on such day plus (ii) the full face amount of all outstanding Bankers' Acceptances accepted by such Bank plus (iii) such Bank's allocated share of the aggregate Letter of Credit Liabilities outstanding on such day. Commitment fees accruing pursuant to this clause (a) shall be payable on the Quarterly Dates and on the earlier of the date the Commitments are terminated or the last day of the Revolving Credit Availability Period. Such fees shall be calculated in U.S. Dollars, but paid in Canadian Dollars converted by using the Equivalent U.S. Dollar Amount as of the date of payment.

         (b) The Company shall pay to the Paying Agent for the account of each Bank an additional commitment fee with respect to such Bank's Commitment accruing from the date hereof, computed for each day at a rate per annum equal to one-half (1/2) of the Revolving Credit Commitment Fee Percentage with respect to the Commitments of the respective Banks and based on the amount, if any, by which the amount set forth opposite such Bank's name on the signature pages hereto under the heading "Commitment" (but only to the extent that such amount has not been permanently and irrevocably terminated and reduced by written notice from the Company to the Administrative Agent, with a copy to the Paying Agent; provided, however that any such termination or reduction must be allocated among the Banks pro rata in accordance with their respective Commitment Percentages) exceeds such Bank's pro rata share of the Maximum Outstanding Amount on such day. Commitment fees accruing pursuant to this clause (b) shall be payable on the Quarterly Dates and on the earlier of the date the Commitments are terminated or the last day of the Revolving Credit Availability Period. Such fees shall be calculated in U.S. Dollars, but paid in Canadian Dollars converted by using the Equivalent U.S. Dollar Amount as of the date of payment.

         (c) The Company shall pay to the Paying Agent for the account of each Bank an additional commitment fee effective upon any increase in borrowing availability hereunder. Such additional commitment fee shall be in an amount equal to the amount by which the commitment fee which such Bank would have received under Sections 2.4(a) and (b) if such increased borrowing availability had been effective six (6) calendar months earlier exceeds the commitment fee actually received by such Bank under Sections 2.4(a) and (b) during such six
(6) calendar month period. Payment of such additional commitment fee shall be due and payable upon the effective date of such increase in the Maximum Outstanding Amount. The commitment fee provided for in this Section 2.4(c) shall be payable notwithstanding any prior decrease in the available Commitments which may have occurred. Such fees shall be calculated in U.S. Dollars, but paid in Canadian Dollars converted by using the Equivalent U.S. Dollar Amount as of the date of payment.

         (d) For purposes of determining the amount of any payment required to be made under this Section 2.4, the Quarterly Equivalent shall be used as the conversion rate with respect to Canadian Dollars.

         2.5     Affiliates; Lending Offices.

         (a) Any Bank may, if it so elects, fulfill its Commitment as to any Eurodollar Loan by causing a branch, foreign or otherwise, or Affiliate of such Bank to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or Affiliate of such Bank which is a resident of Canada under the Income Tax Act (Canada); provided that, in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Bank and the obligation of the Company to repay such Loan shall nevertheless be to such Bank and shall be deemed to be held by such Bank and, to the extent of such Loan, to have been made for the account of such branch or Affiliate.

         (b) Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans hereunder in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each Eurodollar Loan during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate, as the case may be, for such Interest Period for such Interest Period.

         2.6 Several Obligations. The failure of any Bank to make any Loan to be made by it or accept and purchase Bankers' Acceptances to be purchased by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan or accept and purchase such Bankers' Acceptances on such date, but neither any Agent nor any Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank or to accept and purchase any Bankers' Acceptances to be accepted and purchased by such other Bank.

         2.7 Notes. The Loans made by each Bank shall be evidenced by a single Canadian Dollar denominated Note of the Company in the case of Loans denominated in Canadian Dollars and by a single U.S. Dollar denominated Note of the Company in the case of Loans denominated in U.S. Dollars, such notes to be in substantially the forms of Exhibit C-1 and C-2, respectively, hereto payable to the order of such Bank in a principal amount equal to the Commitment of such Bank, and otherwise duly completed. Each Bank is hereby authorized by the Company to endorse on the schedule (or a continuation thereof) attached to the Note of such Bank, to the extent applicable, the date, amount and Type of and the Interest Period for each Loan made by such Bank to the Company hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Bank, provided, that any failure by such Bank to make any such endorsement shall not affect the obligations of the Company under such Note or hereunder in respect of such Loan.

         2.8 Use of Proceeds. The proceeds of the Loans and the Canadian Bankers' Acceptance Discount Proceeds, as the case may be, shall be used to finance a portion of the costs of acquiring the equity and other capital of Novalta (consisting of common and preferred stock and a note payable from Novalta to Novacor Petrochemicals Ltd.) and for general corporate purposes.

         2.9 Designation of Maximum Outstanding Amount. The Company shall from time to time designate a maximum principal amount, denominated in U.S. Dollars, permitted to be outstanding hereunder for the period during which such designation is effective (such amount being herein called the "Maximum Outstanding Amount"). The initial Maximum Outstanding Amount, effective from the date hereof, is U.S. $160,000,000. The Company may, at any time, by written notice delivered to the Administrative Agent and the Paying Agent no later than two (2) Business Days prior to the effective date thereof, revise the Maximum Outstanding Amount upwards or downwards; provided, however, that
(i) the Maximum Outstanding Amount may not at any time exceed the aggregate amount of the Commitments, as reduced from time to time pursuant to Section 2.3 hereof and (ii) the Maximum Outstanding Amount may not at any time exceed the amount by which the Borrowing Base from time to time in effect exceeds the sum of the aggregate amount of all "Revolving Credit Obligations" from time to time outstanding under the U.S. Facility plus the aggregate amount of all other Borrowing Base Debt of the Parent and its Subsidiaries from time to time outstanding.

         SECTION 3.       BORROWINGS, PREPAYMENTS AND SELECTION OF INTEREST
                          RATES.

         3.1 Borrowings. The Company shall give the Administrative Agent and the Paying Agent notice of each borrowing or the issuance of each Bankers' Acceptance to be made hereunder as provided in Section 5.5 hereof. Not later than 2:00 p.m. Toronto, Ontario time on the date specified for each such borrowing or the issuance of each such Bankers' Acceptance hereunder, each Bank shall make available the amount of the Loan, if any, to be made by it on such date or make available Canadian Bankers' Acceptance Discount Proceeds in respect of Bankers' Acceptances to be accepted and purchased by it on such date (less the applicable acceptance fees payable by the Company in respect of such Bankers' Acceptances), in each case to the Paying Agent, at the Payment Office, in immediately available funds, for the account of the Company. The amount so received by the Paying Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account designated by the Company maintained with the Paying Agent at the Payment Office.

         3.2     Prepayments.

         (a) Optional Prepayments. Subject to the provisions of Sections 4, 5 and 6, the Company shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, Loans at any time or from time to time, provided that, the Company shall give the Administrative Agent and the Paying Agent notice of each such prepayment as provided in Section 5.5 hereof. Eurodollar Loans may be prepaid on the last day of an Interest Period applicable thereto and Bankers' Acceptances may be prepaid on their stated maturity date. Eurodollar Loans and Bankers' Acceptances may not be otherwise prepaid unless prepayment is accompanied by payment of all compensation required by Section 6.

         (b)     Mandatory Prepayments and Cover.

         (1) Reduction of Commitments. The Company shall from time to time on demand by the Administrative Agent prepay the Loans (or provide Cover for Letter of Credit Liabilities and the face amount of Bankers' Acceptances) in such amounts as shall be necessary so that at all times the aggregate outstanding principal amount (including therein the face amount of all outstanding Bankers' Acceptances) of all Revolving Credit Obligations shall not be in excess of the Maximum Outstanding Amount plus any Cover provided under this Section 3.2(b)(1).

         (2) Borrowing Base Deficiency. Any payments required to cure any Borrowing Base Deficiency shall be made by Parent to the lenders under the U.S. Facility and by the Company to the Banks (with the Maximum Outstanding Amount to be reduced by the amount of such payments by the Company) in the manner provided in the Intercreditor Agreement.

         (3) Use of Quarterly Equivalent. For purposes of determining whether any payment is required to be made under this Section 3.2, and the amount thereof, when such determination requires a conversion of U.S. Dollars into Canadian Dollars and vice versa, the Quarterly Equivalent shall be used as the conversion rate.

         3.3     Selection of Interest Rates.  Subject to Section 5.1 and
Section 6 hereof, the Company shall have the right, by giving written notice to the Administrative Agent and the Paying Agent as provided in Section 5.5 hereof, either to convert any Bankers' Acceptance (in whole or in part) into a Loan, to convert any Loan (in whole or in part) into a Bankers' Acceptance, to convert any Loan (in whole or in part) into a Loan of another Type (provided that no such conversion of Eurodollar Loans shall be permitted other than on the last day of an Interest Period applicable thereto and no conversion of Bankers' Acceptances shall be permitted other than on the maturity date thereof), to continue any Bankers' Acceptance (in whole or in part) or to continue any Loan (in whole or in part) as a Loan of the same Type. Any such notice of conversion of a Bankers' Acceptance into a Loan or of conversion of a Loan into, or continuation of a Loan as, a Eurodollar Loan or a Bankers' Acceptance shall specify the new Interest Period or maturity date, as applicable. In the event the Company fails to so give such notice prior to the end of any Interest Period for any Eurodollar Loan, such Loan shall become an Alternate Base Rate Loan on the last day of such Interest Period.

         3.4     Conditions Applicable to Bankers' Acceptances.

         (a) Acceptance and Purchase of Bankers' Acceptances. Subject to the terms and conditions of this Agreement, each Bank agrees to accept its Commitment Percentage of

Bankers' Acceptances issued by the Company and to purchase same at the applicable Canadian Bankers' Acceptance Discount Rate and to provide to the Paying Agent for the account of the Company the Canadian Bankers' Acceptance Discount Proceeds in respect thereof less the applicable acceptance fees payable by the Company to such Bank pursuant to Section 4.3. Each such Bank may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances purchased by it.

         (b) Waiver of Presentment and Other Conditions. The Company waives presentment for payment and any other defence to payment of any amounts due to a Bank in respect of a Bankers' Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers' Acceptance being held, at the maturity thereof, by such Bank in its own right and the Company agrees not to claim any days of grace if such Bank as holder sues the Company on the Bankers' Acceptance for payment of the amount payable by the Company thereunder. On the specified maturity date of a Bankers' Acceptance, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Company shall pay the Bank that has accepted and purchased such Bankers' Acceptance the full face amount of such Bankers' Acceptance.

         (c) Terms of Each Bankers' Acceptance: Each Bankers' Acceptance shall:

                 (1)      have a maturity date which shall be on a Business Day;

                 (2) have a term of not less than thirty (30) days and not more than one hundred and eighty (180) days (excluding days of grace);

                 (3) be in the form of Exhibit K attached hereto or in such other form as the Company may agree to in writing;

                 (4) be issued in face amounts of Canadian $100,000 or whole multiples thereof (each of the Banks agrees that it will use its best efforts to minimize the number of separate Bankers' Acceptances required to be executed); and

                 (5) not have a maturity date which extends beyond the end of the scheduled Revolving Credit Availability Period.

         (d) Delivery of Blank Bankers' Acceptances. As a condition precedent to each Banks' obligation to accept and purchase Bankers' Acceptances hereunder, the Company shall have delivered to such Bank through the Paying Agent at the Payment Office sufficient bankers' acceptances endorsed in blank in sufficient time for such Bank to forward to and hold the same for issuance in accordance with a request from the Company. Each Bank is hereby authorized to issue such bankers' acceptances endorsed in blank in such face amounts as may be determined by such Bank; provided that the aggregate amount thereof is equal to the aggregate amount of

Bankers' Acceptances required to be accepted and purchased by such Bank hereunder. No Bank shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any bankers' acceptance endorsed in blank except any loss arising by reason of the negligence or wilful misconduct of such Bank or its officers, employees, agents or representatives. The Paying Agent shall maintain a record with respect to bankers' acceptances endorsed in blank that are received from the Company and that are delivered to a Bank hereunder. Each Bank shall maintain a record with respect to bankers' acceptances endorsed in blank that are:

                 (1)      received by such Bank from the Paying Agent hereunder;

                 (2)      voided by such Bank for any reason;

                 (3)      accepted and purchased by such Bank hereunder; and

                 (4)      cancelled by such Bank at the maturity thereof.

Each Bank agrees to provide such record to the Paying Agent upon request therefor by the Paying Agent as well as concurrently with any request by such Bank to the Paying Agent for any additional bankers' acceptances endorsed in blank required from the Company. The Paying Agent shall provide a report of such records received by the Paying Agent to the Company upon request from the Company.

         (e) Failure to Give Notice of Repayment. If the Company fails to give notice to the Paying Agent at the Payment Office of the method of repayment of a Bankers' Acceptance prior to the date of maturity of such Bankers' Acceptance in accordance with the same period of notice required for the original acceptance of such Bankers' Acceptance as set forth herein, the face amount of such Bankers' Acceptance shall, on its maturity, automatically be converted to a Canadian Prime Rate Loan.

         (f) Execution of Bankers' Acceptances. Bankers' acceptances of the Company which are endorsed in blank and are to be accepted as Bankers' Acceptances hereunder shall be signed by a duly authorized signatory or duly authorized signatories of the Company, and may, at the option of the Company, be signed by way of affixing a reproduction of the signature or signatures of such duly authorized signatory or signatories. Notwithstanding that any person whose signature appears on any Bankers' Acceptance as a signatory may no longer be an authorized signatory of the Company at the date of issuance of a Bankers' Acceptance, and notwithstanding that the signature affixed may be a reproduction only, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and as if such signature had been manually applied, and any such Bankers' Acceptance so signed shall be binding on the Company.

         3.5     Paying Agent's Duties Re Bankers' Acceptances.

         (a) Advice to the Lenders. The Paying Agent, promptly following receipt of a Request for Extension of Credit by way of Bankers' Acceptance, shall so advise the Banks and shall advise each Bank of the amount of each issue of Bankers' Acceptances to be accepted and purchased by it and the term thereof, which term shall be identical for all Banks.

         (b) Agent's Confirmation of Bankers' Acceptance Issuance. At or prior to 11:00 a.m. (Toronto, Ontario time) on the date on which the Bankers' Acceptances are to be accepted and purchased hereunder, the Paying Agent shall provide telephone advice to the Company and each Bank confirming the particulars with respect to the issuance, acceptance and purchase of such Bankers' Acceptances. Such advice shall be confirmed in writing at or prior to 4:30 p.m. (Toronto, Ontario time) on such date by delivery to the Company and each Bank of a written confirmation of such telephone advice with respect to the issuance, acceptance and purchase of such Bankers' Acceptances. Each Bank will forthwith advise the Paying Agent of the particulars of the Bankers' Acceptances accepted and purchased by it.

         (c) Completion of Bankers' Acceptance. Upon receipt of the telephone advice referred to in Section 3.5(a), each Bank is thereupon authorized to complete bankers' acceptances held by it in blank in accordance with the particulars so advised by the Paying Agent.

         (d) Paying Agent's Discretion on Allocation. In the event it is not practicable to allocate Bankers' Acceptances to each Lender in accordance with Section 5.2 such that the aggregate amount of Bankers' Acceptances required to be accepted and purchased by such Bank hereunder is in a whole multiple of Canadian $100,000, the Paying Agent is authorized by the Company and each Bank to make such allocation as the Paying Agent determines in its sole and unfettered discretion may be equitable in the circumstances.

         3.6     Certain Provisions Relating to Bankers' Acceptances Forms.

         (a) The Company shall hold and use prudently the bankers' acceptance forms delivered to it in blank from time to time and shall return them from time to time to the Paying Agent for onward conveyance to the respective Banks, properly pre-signed and pre-endorsed and in sufficient quantities to be dealt with by each Bank in conformity with this Agreement. The Paying Agent shall provide to the Company written acknowledgment of the receipt of such pre-signed and pre-endorsed bankers' acceptance forms.

         (b) The Paying Agent and each Bank shall deal prudently with any bankers' acceptance forms pre-signed and pre-endorsed by the Company and delivered from time to time by the Company and shall use them only in accordance with the instructions of the Company given to the Paying Agent, in conformity with this Agreement.

         (c) In accordance with the instructions given from time to time by the Company, each Bank is hereby authorized to complete the aforementioned bankers' acceptance forms, to provide its acceptance thereon and, at such Bank's option, to put them into circulation, the whole as provided in and subject to this Agreement.

         (d) Neither the Paying Agent nor any Bank shall be responsible or liable for any failure to make credit available by way of Bankers' Acceptances under the terms of the Credit Agreement if such failure is due to the failure of the Company to return duly pre-signed and pre-endorsed bankers' acceptance forms to the Paying Agent on a timely basis.

         (e) On request by the Paying Agent on behalf of the Banks, the Company shall return to the Paying Agent all bankers' acceptance forms then held by the Company, provided that all such bankers' acceptance forms which have been pre-signed or pre-endorsed by the Company may be cancelled prior to their return and on request by the Company made to the Paying Agent, a Bank shall cancel all pre-signed or pre-endorsed bankers' acceptance forms held by such Bank and not yet issued in accordance with the Company's instructions and shall confirm such cancellation to the Paying Agent who shall in turn inform the Company.

         SECTION 4.       PAYMENTS OF PRINCIPAL AND INTEREST.

         4.1 Repayment of Loans and Reimbursement Obligations. The Company will pay to the Paying Agent for the account of each Bank (a) the principal of each Loan made by such Bank on the dates provided in the respective Notes and as provided hereunder, (b) the face amount of each Bankers' Acceptance on its maturity date and (c) the amount of each Reimbursement Obligation promptly upon its occurrence. The face amount of any Bankers' Acceptance or the amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Section 7 hereof have been satisfied, be paid with the proceeds of Loans. Repayments of Loans or Reimbursement Obligations denominated in Canadian Dollars and repayments of Bankers' Acceptances shall be made in Canadian Dollars and repayments of Loans or Reimbursement Obligations denominated in U.S. Dollars shall be made in U.S. Dollars.

         4.2     Interest.        (a) Subject to Section 13.6 hereof, the
Company will pay to the Paying Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, in the currency in which the Loan is denominated, at the lesser of (I) the following rates per annum:

                 (i) if such Loan is an Alternate Base Rate Loan, the Alternate Base Rate plus the Applicable Margin, and

                 (ii) if such Loan is a Canadian Prime Rate Loan, the Canadian Prime Rate plus the Applicable Margin, and

                 (iii) if such Loan is a Eurodollar Loan, the applicable Eurodollar Rate plus the Applicable Margin,

or (II) the Highest Lawful Rate.

         (b)     Notwithstanding any of the foregoing but subject to Section
13.6 hereof, the Company will pay to the Paying Agent for the account of each Bank interest in the applicable currency at the applicable Post-Default Rate on any principal of any Loan made by such Bank, on any Reimbursement Obligation and on any other amount payable by the Company hereunder to or for the account of such Bank (but, if such amount is interest, only to the extent legally allowed), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

         (c) Accrued interest on each Loan shall be payable on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), except that (i) accrued interest payable at the Post-Default Rate shall be due and payable from time to time on demand of the Administrative Agent or the Majority Banks (through the Administrative Agent) and (ii) accrued interest on any amount prepaid or converted pursuant to Section 6 hereof shall be paid on the amount so prepaid or converted.

         4.3 Acceptance Fees. The Company shall pay to each Bank acceptance fees in Canadian Dollars forthwith upon the acceptance by such Bank of each Bankers' Acceptance issued by the Company at a rate per annum equal to the B/A Stamping Rate in effect at the time of the acceptance of such Bankers' Acceptance, calculated on the face amount of such Bankers' Acceptance and on the basis of the number of days in the term of such Bankers' Acceptance divided by three hundred sixty-five (365). Acceptance fees payable to the Banks pursuant to this Section 4.3 shall be paid in the manner specified in Section 3.4(a).

         SECTION 5.       PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS, ETC.

         5.1     Payments.

         (a) Except to the extent otherwise provided herein, all payments of principal, interest, the full face amount of Bankers' Acceptances, Reimbursement Obligations and other amounts to be made by the Company hereunder and under the Notes and the other Loan Documents shall be made in U.S. Dollars or Canadian Dollars, as the case may be, in immediately available funds, to the Paying Agent at the Payment Office (or in the case of a successor Paying Agent, at the payment office designated by such successor Paying Agent in Canada), not later than 11:00 a.m. Toronto, Ontario time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Paying Agent, or any Bank for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with the Paying Agent or such Bank, as the case may be.

         (b) The Company shall, at the time of making each payment hereunder or under any Note or any other Loan Document, specify to the Paying Agent the Loans, the Bankers' Acceptances or other amounts payable by the Company hereunder or thereunder to which such payment is to be applied. Each payment received by the Paying Agent hereunder or under any Note, Bankers' Acceptance or any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds for the account of such Bank's Applicable Lending Office.

         (c) If the due date of any payment hereunder or under any Note or any other Loan Document falls on a day which is not a Business Day, the due date for such payment (subject to the definition of Interest Period) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

         5.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.1 hereof shall be made ratably from the Banks on the basis of their respective Commitments and each payment of commitment fees shall be made for the account of the Banks, and each termination or reduction of the Commitments of the Banks under Section 2.3 hereof shall be applied, pro rata, according to the Banks' respective Commitments; (b) each payment by the Company of the full face amount of Bankers' Acceptances and principal of or interest on Loans of a particular Type shall be made to the Paying Agent for the account of the Banks pro rata in accordance with the respective full face amount of such Bankers' Acceptances or the unpaid principal amounts of such Loans held by the Banks; and (c) the Banks (other than the applicable Issuer) shall purchase from the applicable Issuer participations in the Letters of Credit to the extent of their respective Commitment Percentages.

         5.3 Computations. Subject to Section 13.7, interest based on the Eurodollar Base Rate or the Federal Funds Rate will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Highest Lawful Rate, in which case interest shall be calculated on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be. All other interest and fees shall be computed on the basis of a year of 365 (or 366) days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

         5.4 Minimum and Maximum Amounts. Except for prepayments made pursuant to Section 3.2(b) hereof, each borrowing and repayment of principal of Loans, each acceptance, purchase and repayment of Bankers' Acceptances and each termination or reduction of Commitments, each optional prepayment and each conversion of Type shall be in an aggregate principal amount at least equal to
(a) in the case of Eurodollar Loans, U.S. $5,000,000,(b) in the case of Bankers' Acceptances, Canadian $5,000,000, (c) in the case of Canadian Prime Rate Loans, Canadian $1,000,000, and (d) in the case of Alternate Base Rate Loans, U.S. $1,000,000 (borrowings or prepayments of Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings and prepayments for purposes of the foregoing, one for each Type or Interest Period). Upon any mandatory prepayment that would reduce Eurodollar Loans having the same Interest Period to less than U.S. $5,000,000 such Loans shall automatically be converted into Alternate Base Rate Loans. Notwithstanding anything to the contrary contained in this Agreement, there shall not be, at any one time, more than eight (8) Interest Periods in effect with respect to Eurodollar Loans.

         5.5 Certain Actions, Notices, Etc. Notices to the Administrative Agent and the Paying Agent of any termination or reduction of Commitments, of borrowings and prepayments, of issuance, acceptance and purchase of Bankers' Acceptances, of conversions and continuations of Loans and Bankers' Acceptances, of the term of Bankers' Acceptances and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent and the Paying Agent not later than 11:00 a.m. Toronto, Ontario time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing and/or repayment, conversion or continuance specified below:

                                                            Number of
                                                             Business
         Notice                                             Days Prior
         ------                                             ----------
         Termination or
         Reduction of Commitments                                 2

         Borrowing or prepayment
         of or conversion into or
         continuance of
         Alternate Base Rate                             11:00 a.m. (Toronto,
         Loans or Canadian                                 Ontario time) of
         Prime Rate Loans                                    the same day
         which are equal to or less
         than (in the aggregate with
         respect to all Loans
         requested on a given day)
         U.S. $20,000,000

         Borrowing or prepayment
         of or conversion into or
         continuance of
         Alternate Base Rate                                       1
         Loans or Canadian
         Prime Rate Loans
         which exceed
         (in the aggregate with
         respect to all Loans
         requested on a given day)
         U.S. $20,000,000


         Issuance of Bankers' Acceptances                          2


         Borrowing or
         prepayment of or conversion
         into or continuance of                                    3
         Eurodollar Loans

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the amount of Bankers' Acceptances to be accepted and purchased or prepaid and the Type of the Loans to be borrowed or prepaid (subject to Sections 3.2(a) and 5.4 hereof), the date of borrowing, acceptance and purchase or prepayment (which shall be a Business Day) and, in the case of Eurodollar Loans, the duration of the Interest Period therefor (subject to the definition of "Interest Period") and, in the case of Bankers' Acceptances, the term and maturity date therefor (subject to Section 3.4(c)). Each such notice of conversion of a Bankers' Acceptance into a Loan or conversion of a Loan into a Loan of another Type or a Bankers' Acceptance shall identify such Bankers' Acceptance or Loan (or portion thereof) being converted and specify the Type of Loan into which such Bankers' Acceptance or Loan is being converted (subject to Section 5.4 hereof) and the date for conversion (which shall be a Business Day) and, unless such Bankers' Acceptance or Loan is being converted into an Alternate Base Rate Loan or a Canadian Prime Rate Loan, the duration (subject to the definition of "Interest Period") of the Interest Period therefor which is to commence as of the last day of the then current Interest Period therefor (or the date of conversion, if such Loan is being converted from an Alternate Base Rate Loan or a Canadian Prime Rate Loan). In the case of any such notice for a Bankers' Acceptance, the term and maturity date of such Bankers' Acceptance shall also be specified. Each such notice of continuation of a Loan (or portion thereof) as the same Type of Loan shall identify such Loan (or portion thereof) being continued (subject to Section 5.4 hereof) and, unless such Loan is an Alternate Base Rate Loan or a Canadian Prime Rate Loan, the duration (subject to the definition of "Interest Period") of the Interest Period therefor which is to commence as of the last day of the then current Interest Period therefor. The Paying Agent shall promptly notify the affected Banks of the contents of each such notice. Notice of any prepayment having been given, the principal amount specified in such notice, together with interest thereon to the date of prepayment, shall be due and payable on such prepayment date.

         5.6       Non-Receipt of Funds by the Paying Agent.  Unless the
Paying Agent shall have been notified by a Bank or the Company (the "Payor") prior to the date on which such Bank is to make payment to the Paying Agent of the Canadian Bankers' Acceptance Discount Proceeds in respect of a Bankers' Acceptance to be purchased by it or the proceeds of a Loan to be made by it hereunder (or the payment of any amount by such Bank to reimburse the applicable Issuer for a drawing under any Letter of Credit) or the Company is to make a payment to the Paying Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Paying Agent, the Paying Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Paying Agent on or before such date, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, the Company and, if the Company fails to pay the amount thereof to the Paying Agent forthwith upon demand, the Banks ratably in proportion to their respective Commitment Percentages) shall, on demand, pay to the Paying Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Paying Agent until the date the Paying Agent recovers such amount at a per annum rate of interest determined by the Paying Agent (such rate to be conclusive and binding on the Banks) in accordance with the Paying Agent's usual banking practice for similar advances to financial institutions of like standing to the applicable Bank.

         5.7 Sharing of Payments, Etc. If a Bank shall obtain payment of the full face amount of an outstanding Bankers' Acceptance accepted and purchased by it under this Agreement or of any principal of or interest on any Loan made by it under this Agreement, or on any Reimbursement Obligation or other obligation then due to such Bank hereunder, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Loans made, the outstanding Bankers' Acceptances or Reimbursement Obligations or other obligations held, by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Obligations then due to each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Loans made, the outstanding Bankers' Acceptances or Reimbursement Obligations or other obligations held, by other Banks may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans, Bankers' Acceptances and Reimbursement Obligations or other obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of the Company.

         SECTION 6.      YIELD PROTECTION AND ILLEGALITY.

         6.1             Additional Costs.

         (a) Subject to Section 13.6, the Company shall pay to the Paying Agent, on demand for the account of each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining of any Eurodollar Loan or any Bankers' Acceptance hereunder or its obligation to make any such Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                         (i)      subjects such Bank (or makes it apparent that
such Bank is subject) to any tax, levy, impost, duty, charge or fee (collectively, "Taxes"), or any deduction or withholding for any Taxes on or from the payment due in respect of any Bankers' Acceptance or under any Eurodollar Loan or other amounts due hereunder, other than income and franchise taxes of the jurisdiction (or any subdivision thereof) in which such Bank has an office or its Applicable Lending Office; or

                         (ii)     changes the basis of taxation of any amounts
payable to such Bank under this Agreement or its Notes in respect of any of such Loans or in respect of Bankers' Acceptances (other than changes which affect taxes measured by or imposed on the overall net income or franchise taxes of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction (or any subdivision thereof) in which such Bank has an office or such Applicable Lending Office); or

                         (iii)    imposes or modifies or increases or deems
applicable any reserve, special deposit or similar requirements (including, without limitation, any such requirement imposed by the Office of the Superintendent of Financial Institutions Canada) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank or loans made by such Bank, or Bankers' Acceptances accepted by such Bank or against any other funds, obligations or other property owned or held by such Bank (including any of such Loans or, where applicable, any deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.1 hereof or any Bankers' Acceptances) and such Bank actually incurs such additional costs; or

                         (iv)     imposes any other condition affecting this
Agreement (or any of such extensions of credit or liabilities).

Each Bank (if so requested by the Company through the Administrative Agent) will designate a different available Applicable Lending Office for the Eurodollar Loans or the Bankers' Acceptances of such Bank or take such other action as the Company may request if such designation or action will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank (provided that such Bank shall have no obligation so to designate an Applicable Lending Office for Eurodollar Loans located in the United States of America or to designate an Applicable Lending Office for Bankers' Acceptances located in any jurisdiction that is not located in Canada). Each Bank will furnish the Company with a statement setting forth the basis and amount of each request by such Bank for compensation under this Section 6.1(a); subject to Section 6.8, such certificate shall be conclusive, absent manifest error, and may be prepared using any reasonable averaging and attribution methods.

         (b) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or Bankers' Acceptances or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Administrative Agent and the Paying Agent), the obligation of such Bank to make Eurodollar Loans or accept and purchase Bankers' Acceptances, as applicable, hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.4 hereof shall be applicable).

         (c) Good faith determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or accept and purchase Bankers' Acceptances or of making or maintaining Loans or accepting and purchasing Bankers' Acceptances on amounts receivable by it in respect of Loans or Bankers' Acceptances, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, absent manifest error.

         (d) The Company's obligation to pay Additional Costs and compensation with regard to each Eurodollar Loan and each Bankers' Acceptance shall survive termination of this Agreement.

         6.2 Limitations. Anything herein to the contrary notwithstanding, if, with respect to any Eurodollar Loans or Bankers'
Acceptance:

         (a) the Paying Agent determines in good faith (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in
Section 1.1 hereof are not being provided by the Reference Banks in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans for Interest Periods therefor as provided in this Agreement; or

         (b) the Paying Agent determines in good faith (which determination shall be conclusive) that quotations of discount rates for the purchase of Canadian Dollar bankers' acceptances referred to in the definition of "Canadian Bankers' Acceptance Discount Rate" in Section 1.1 hereof are not being provided by the Reference Banks in the relevant amounts or for the relevant maturities for purposes of determining the Canadian Bankers' Acceptance Discount Rate therefor as provided in this Agreement; or

         (c) the Majority Banks determine (which determination shall be conclusive) and notify the Paying Agent (with a copy to the Administrative Agent) that the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.1 hereof upon the basis of which the rates of interest for such Loans (where applicable) are to be determined do not accurately reflect the cost to such Banks of making or maintaining such Loans for Interest Periods therefor; or

         (d) the Paying Agent determines in good faith (which determination shall be conclusive) that by reason of circumstances affecting the interbank U.S. Dollar market generally, deposits in United States dollars in the relevant interbank U.S. Dollar market are not being offered for the applicable Interest Period and in an amount equal to the amount of the Eurodollar Loan requested by the Company;

then the Paying Agent shall promptly notify the Company and each Bank thereof, and, so long as such condition remains in effect, the Banks shall be under no obligation to make Eurodollar Loans or accept and purchase Bankers' Acceptances, as the case may be (but shall maintain until the end of the Interest Period then in effect the Eurodollar Loans and until the specified maturity date of the Bankers' Acceptances, as the case may be, then outstanding).

         6.3 Illegality. Notwithstanding any other provision of this Agreement to the contrary, if (x) by reason of the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by any Bank with any request or directive (whether or not having the force of law) of any central bank or other Governmental Authority or (y) with respect to Eurodollar Loans, circumstances affecting the relevant interbank U.S. Dollar market or the position of a Bank therein or (z) with respect to Bankers' Acceptances, circumstances affecting the market for Canadian Dollar bankers' acceptance or the position of a Bank therein shall at any time make it unlawful or impracticable in the sole discretion of a Bank exercised in good faith for such Bank or its Applicable Lending Office to (a) honour its obligation to make Eurodollar Loans or accept and purchase Bankers' Acceptances, as the case may be, hereunder, or (b) maintain Eurodollar Loans or Bankers' Acceptances, as the case may be, hereunder, then such Bank shall promptly notify the Company thereof through the Paying Agent and such Bank's obligation to make or maintain Eurodollar Loans or accept and purchase Bankers' Acceptances, as the case may be, hereunder shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans or accept and purchase Bankers' Acceptances, as the case may be (in which case the provisions of Section 6.4 hereof shall be applicable). Before giving such notice pursuant to this Section 6.3 with respect to Eurodollar Loans only, such Bank will designate a different available Applicable Lending Office for the Eurodollar Loans of such Bank or take such other action as the Company may request if such designation or action will avoid the need to suspend such Bank's obligation to make Eurodollar Loans hereunder and will not, in the sole opinion of such Bank exercised in good faith, be disadvantageous to such Bank (provided, that such Bank may not designate an Applicable Lending Office that is not located in Canada).

         6.4 Substitute Alternate Base Rate Loans or Canadian Prime Rate Loans. If the obligation of any Bank to make or maintain Eurodollar Loans shall be suspended pursuant to Section 6.1, 6.2 or 6.3 hereof, all Loans which would otherwise be made by such Bank as Eurodollar Loans shall be made instead as Alternate Base Rate Loans (and, if an event referred to in Section 6.1(b) or 6.3 hereof has occurred and such Bank so requests by notice to the Company with a copy to the Paying Agent, each Eurodollar Loan of such Bank then outstanding shall be automatically converted into an Alternate Base Rate Loan on the date specified by such Bank in such notice) and, to the extent that Eurodollar Loans are so made as (or converted into) Alternate Base Rate Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Alternate Base Rate Loans. If the obligation of any Bank to accept and purchase Bankers' Acceptances shall be suspended pursuant to
Section 6.1, 6.2 or 6.3 hereof, all advances which would otherwise be made by such Bank by way of acceptance and purchase of Bankers' Acceptances shall be made instead as Canadian Prime Rate Loans (and, if an event referred to in Section 6.1(b) or 6.3 hereof has occurred and such Bank so requests by notice to the Company with a copy to the Paying Agent, the face amount of each Bankers' Acceptance of such Bank then outstanding shall be automatically converted into a Canadian Prime Rate Loan on the date specified by such Bank in such notice).

         6.5 Compensation. Subject to Section 13.6 hereof, the Company shall pay to the Paying Agent for the account of each Bank, within four
(4) Business Days after demand therefor by such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense incurred by it as a result of:

         (a) any payment, prepayment or conversion of a Eurodollar Loan made by such Bank or a Bankers' Acceptance accepted by such Bank on a date other than the last day of an Interest Period for such Eurodollar Loan or the specified maturity date for such Bankers' Acceptance, as the case may be; or

         (b) any failure by the Company to borrow a Eurodollar Loan to be made by such Bank or to issue a Bankers' Acceptance to be accepted and purchased by such Bank on the date for such borrowing or such issuance specified in the relevant notice under Section 5.5 hereof or to convert a Eurodollar Loan into a Bankers' Acceptance or a Loan of another Type or to convert a Bankers' Acceptance into a Loan on such date after giving notice of such conversion;

such compensation to include, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the applicable Bank to fund or maintain its share of any Loan or to fund the acceptance and purchase of any Bankers' Acceptance. Compensation due pursuant to this Section with respect to Bankers' Acceptances shall be calculated using the Canadian Bankers' Acceptance Discount Rate for bankers' acceptances maturing on (or as close as reasonably possible) to the maturity date of the Bankers' Acceptances with respect to which such compensation arises (versus the actual Canadian Bankers' Acceptance Discount Rate for such Bankers' Acceptances). Subject to Section 6.8, each determination of the amount of such compensation by a Bank shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

         6.6 Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to any Bank of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Bank hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then such Bank shall notify the Company through the Administrative Agent, and upon demand therefor by such Bank through the Administrative Agent, the Company (subject to Section 13.6 hereof) shall pay to such Bank, from time to time as specified by such Bank, such additional amounts as shall be sufficient to compensate such Bank for such increased costs or reductions in amount. Before making such demand pursuant to this Section 6.6, such Bank will designate a different available Applicable Lending Office for the Letter of Credit of such Bank or take such other action as the Company may request, if such designation or action will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank exercised in good faith, be disadvantageous to such Bank. A statement as to such increased costs or reductions in amount incurred by such Bank, submitted by such Bank to the Company, shall be conclusive as to the amount thereof, absent manifest error.

         6.7 Capital Adequacy. If any Bank shall have determined that the adoption after the date hereof or effectiveness after the date hereof (whether or not previously announced) of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the date hereof, or any change in the interpretation or administration thereof after the date hereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of such Bank's obligations hereunder, under the Loans made by it, under the Bankers' Acceptances accepted and purchased by it, under the Letters of Credit and under the Notes held by it to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this
Section 6.7, upon demand by such Bank (with a copy to the Administrative Agent and the Paying Agent), the Company (subject to Section 13.6 hereof) shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. A certificate as to such amounts, submitted to the Company and the Administrative Agent and the Paying Agent by such Bank, setting forth the basis for such Bank's determination of such amounts, shall constitute a demand therefor and shall be conclusive and binding for all purposes, absent manifest error. The Company shall pay the amount shown as due on any such certificate within four (4) Business Days after delivery of such certificate. Subject to
Section 6.8, in preparing such certificate, a Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

         6.8             Limitation on Additional Charges; Substitute Banks;
Non-Discrimination.  Anything in this Section 6 notwithstanding:

         (a) the Company shall not be required to pay to any Bank reimbursement with regard to any costs or expenses, unless such Bank notifies the Company of such costs or expenses within 90 days after the date paid or incurred;

         (b) none of the Banks shall be permitted to pass through to the Company charges and costs under this Section 6 on a discriminatory basis (i.e., which are not also passed through by such Bank to other customers of such Bank similarly situated where such customer is subject to documents providing for such pass through); and

         (c) if any Bank elects to pass through to the Company any material charge or cost under this Section 6 or elects to terminate the availability of Eurodollar Loans or Bankers' Acceptances for any material period of time, the Company may, within 60 days after the date of such event and so long as no Default shall have occurred and be continuing, elect to terminate such Bank as a party to this Agreement; provided that, concurrently with such termination the Company shall (i) if the Administrative Agent and each of the other Banks shall consent, pay that Bank all principal, interest and fees and other amounts owed to such Bank through such date of termination or (ii) have arranged for another financial institution approved by the Administrative Agent (such approval not to be unreasonably withheld) as of such date, to become a substitute Bank for all purposes under this Agreement in the manner provided in Section 13.5; provided further that, prior to substitution for any Bank, the Company shall have given written notice to the Administrative Agent and the Paying Agent of such intention and the Banks shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Bank in lieu of such substitution.

         SECTION 7.      CONDITIONS PRECEDENT.

         7.1 Initial Loans and Acceptance and Purchase of Bankers' Acceptances. The obligation of each Bank or any applicable Issuer to make its initial Loans after the date hereof or to accept and purchase the initial Bankers' Acceptance after the date hereof or issue or participate in a Letter of Credit after the date hereof (whichever shall first occur) hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of the Majority Banks:

         (a) Corporate Action and Status. The Administrative Agent shall have received from the appropriate Governmental Authorities certified copies of the Organizational Documents (other than bylaws) of the Parent and each of its Subsidiaries, and evidence satisfactory to the Administrative Agent of all corporate action taken by the Parent or any of its Subsidiaries authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, a certificate of the secretary of each such party setting forth the resolutions of its Board of

Directors authorizing the transactions contemplated thereby and attaching a copy of its bylaws), together with such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by the Parent and each of its Subsidiaries in each state or province in which such qualification is necessary.

         (b) Incumbency. The Parent and each Relevant Party shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the applicable Loan Documents related to any Loan or the issuance of any Letter of Credit and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with any Loan or the issuance of any Letter of Credit. The Agents and each Bank may conclusively rely on such certificates until they receive notice in writing from the Parent or the appropriate Relevant Party to the contrary.

         (c) Notes. The Administrative Agent shall have received the appropriate Notes of the Company for each Bank, duly completed and executed.

         (d) Loan Documents. The Company and each other Relevant Party shall have duly executed and delivered the other Loan Documents to which it is a party (in such number of copies as the Administrative Agent shall have requested) and each such Loan Document shall be in form satisfactory to Administrative Agent. Each such Loan Document shall be in substantially the form furnished to the Banks prior to their execution of this Agreement, together with such changes therein as the Administrative Agent may approve.

         (e) Fees and Expenses. The Company shall have paid to the Paying Agent for the account of each Bank all accrued and unpaid commitment fees and other fees in the amounts previously agreed upon in writing among the Company and the respective Agents; and shall have in addition paid to the Paying Agent all amounts payable under Section 9.7 hereof, on or before the date of this Agreement.

         (f) Opinions of Counsel. The Administrative Agent shall have received (1) an opinion of Vinson & Elkins L.L.P., counsel to the Parent and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and (2) an opinion of Bennett Jones Verchere, Canadian counsel to the Parent and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

         (g) Execution by Banks. The Administrative Agent shall have received counterparts of this Agreement executed and delivered by or on behalf of each of the Banks or the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery by each of the Banks of a counterpart hereof.

         (h) Consents. The Administrative Agent shall have received evidence satisfactory to it that, except as disclosed in the Disclosure Statement, all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans, the Bankers' Acceptances and the Letters of Credit and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.

         (i) Disclosure Statement. The Administrative Agent shall have received the Disclosure Statement, which shall be in form and substance satisfactory to it.

         (j) Novalta Closing Documents. The Administrative Agent shall have received true, correct and complete copies of each of the closing documents required to be delivered pursuant to the Novalta Contract, together with such evidence as the Administrative Agent may reasonably require to confirm that the transactions therein contemplated will be closed in accordance with the terms of Novalta Contract upon funding and disbursement of the initial advance hereunder.

         (k) Intercreditor Agreement. The Administrative Agent shall have received a fully executed original counterpart of the Intercreditor Agreement in the form of Exhibit I hereto.

         (l) Amendment to U.S. Facility. The Administrative Agent shall have received a fully executed original counterpart of an amendment to the U.S. Facility in the form of Exhibit J hereto.

         (m) Other Documents. The Administrative Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

         All provisions and payments required by thisSection 7.1 are subject to the provisions of Section 13.6.

         7.2 Initial and Subsequent Loans. The obligation of each Bank or any applicable Issuer to make any Loan (including, without limitation, its initial Loan) to be made by it hereunder or to accept and purchase Bankers' Acceptances or to issue or participate in any Letter of Credit is subject to the additional conditions precedent that (i) the Administrative Agent and the Paying Agent shall have received a Request for Extension of Credit and such other certifications as the Administrative Agent may reasonably require and
(ii) as of the date of such Loan or such acceptance and purchase or such issuance, and after giving effect thereto:

         (a)             no Default shall have occurred and be continuing;

         (b) except for facts timely disclosed to the Administrative Agent from time to time in writing, which facts (I) are not materially more adverse to the Parent and its Subsidiaries, (II) do not materially decrease the ability of the Banks to collect the Obligations as and when due and payable and (III) do not materially increase the liability of any of the Agent or any of the Banks, in each case compared to those facts existing on the date hereof and the material details of which have been set forth in the Financial Statements delivered to the Administrative Agent prior to the date hereof or in the Disclosure Statement, and except for the representations set forth in the Loan Documents which, by their terms, are expressly (or by means of similar phrasing) made as of the date hereof only, the representations and warranties made in each Loan Document shall be true and correct in all material respects on and as of the date of the making of such Loan or such acceptance and purchase or such issuance, with the same force and effect as if made on and as of such date;

         (c) the making of such Loan or the acceptance and purchase of such Bankers' Acceptance or the issuance of such Letter of Credit shall not violate any Legal Requirement applicable to any Bank.

         Each Request for Extension of Credit by the Company hereunder or request for issuance of a Letter of Credit shall include a representation and warranty by the Company to the effect set forth in Subsections 7.2(a) and (b) (both as of the date of such notice and, unless the Company otherwise notifies the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

         SECTION 8. REPRESENTATIONS AND WARRANTIES.To induce the Banks to enter into this Agreement and to make the Loans, accept and purchase Bankers' Acceptances and issue or participate in the Letters of Credit, the Company (or, where applicable, the Parent) represents and warrants (such representations and warranties to survive any investigation and the making of the Loans, the acceptance and purchase Bankers' Acceptances and the issuance of the Letters of Credit) to the Banks and the Agents as follows:

         8.1 Corporate Existence. The Parent and each Subsidiary of the Parent are corporations duly incorporated and organized, legally existing and in good standing under the laws of the respective jurisdictions in which they are incorporated, and are duly qualified as foreign corporations in all jurisdictions wherein the property owned or the business transacted by them makes such qualification necessary and the failure to so qualify could reasonably be expected to result in a Material Adverse Effect.

         8.2 Corporate Power and Authorization. Each of the Company and the other Relevant Parties is duly authorized and empowered to execute, deliver, and perform the Loan Documents to which it is a party; and all corporate action on the part of the Company and the other Relevant Parties requisite for the due creation and issuance of the Notes and for the due execution, delivery, and performance of this Agreement and the other Loan Documents to which each of the Company and the other Relevant Parties is a party has been duly and effectively taken.

         8.3 Binding Obligations. This Agreement, the Notes and the other Loan Documents constitute legal, valid and binding obligations of the Company and the other Relevant Parties, to the extent each is a party thereto, enforceable against the Company and the other Relevant Parties, to the extent each is a party thereto, in accordance with their respective terms, except as may be limited by (i) any applicable bankruptcy, insolvency, fraudulent transfer, winding up, arrangement, liquidation, reorganization, moratorium or other similar laws affecting creditors' rights generally, (ii) equitable limitations on the availability of remedies, (iii) the statutory power of a court to grant relief from forfeiture, (iv) applicable laws regarding limitations of actions, (v) general principles of equity which may apply to any proceeding in equity or at law, and (vi) the powers of a court to stay proceedings before it and to stay the execution of judgments.

         8.4 No Legal Bar or Resultant Lien. The Company's and each of the other Relevant Parties' creation, issuance, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, to the extent they are parties thereto, do not and will not violate any provisions of the Organizational Documents of the Company or any other Relevant Party or any Subsidiary of the Parent, or any Key Contract or any Legal Requirement to which the Company or any other Relevant Party or any Subsidiary of the Parent is subject or by which its property may be presently bound or encumbered, or result in the creation or imposition of any Lien upon any properties of the Company or any other Relevant Party or any Subsidiary of the Parent, other than those permitted by this Agreement.

         8.5 No Consent. Except as set forth in the Disclosure Statement, the Company's creation and issuance of the Notes and the Company's and each of the other Relevant Parties' execution, delivery, and performance of this Agreement, the Notes and the other Loan Documents to which they are parties do not and will not require the consent or approval of any Person other than such consents and/or approvals obtained contemporaneously with or prior to the execution of this Agreement, including, without limitation, any Governmental Authorities, other than those consents the failure to obtain which could not be reasonably expected to have a Material Adverse Effect.

         8.6 Financial Condition. The audited consolidated and unaudited consolidating annual financial statements of the Parent and its Subsidiaries for the year ended December 31, 1992 and the unaudited consolidated interim financial statements of the Parent and its Subsidiaries for the quarter and three-month period ended September 30, 1993, which have been delivered to the Banks, have been prepared in accordance with GAAP, and present fairly the financial condition and results of the operations of the Parent and its Subsidiaries for the period or periods stated (subject only to normal year-end audit adjustments with respect to the unaudited interim statements). No material adverse change, either in any case or in the aggregate, has occurred since September 30, 1993 in the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Parent and its Subsidiaries taken as a whole, except as disclosed to the Banks in the Disclosure Statement. Each Engineering Report and Parent Report fairly presents the values and prospective performances of the property described therein and there are no statements or conclusions therein which were based upon or included materially misleading information or fail to take into account material information.

         8.7 Investments and Guaranties. As of the date hereof, neither the Parent nor any Subsidiary of the Parent had made Investments in, advances to, or Guarantees of, the obligations of any Person, except as (a) disclosed to the Banks in the Disclosure Statement or (b) not prohibited by applicable provisions of Section 10.

         8.8 Liabilities and Litigation. Neither the Parent nor any Subsidiary of the Parent has any material (individually or in the aggregate) liabilities, direct or contingent, except as (a) disclosed or referred to in the Financial Statements, (b) disclosed to the Banks in the Disclosure Statement, (c) disclosed in a notice to the Administrative Agent pursuant to Section 9.11 with respect to such as could reasonably be expected to have a Material Adverse Effect or (d) not prohibited by applicable provisions of Section 10. Except as (a) described in the Financial Statements,
(b) otherwise disclosed to the Banks in the Disclosure Statement, (c) disclosed in a notice to the Administrative Agent pursuant to Section 9.11 with respect to such as could reasonably be expected to have a Material Adverse Effect or
(d) not prohibited by applicable provisions of Section 10, no litigation, legal, administrative or arbitral proceeding, investigation, or other action of any nature exists or (to the knowledge of the Parent or the Company) is threatened against or affecting the Parent or any Subsidiary of the Parent which could reasonably be expected to result in any judgment which could reasonably be expected to have a Material Adverse Effect, or which in any manner challenges or may challenge or draw into question the validity of this Agreement, the Notes or any other Loan Document, or enjoins or threatens to enjoin or otherwise restrain any of the transactions contemplated by any of them.

         8.9 Taxes and Governmental Charges. The Parent and its Subsidiaries have filed, or obtained extensions with respect to the filing of, all material tax returns and reports required to be filed and have paid all material taxes, assessments, fees and other governmental charges levied upon any of them or upon any of their respective properties or income which are due and payable, including interest and penalties, or have provided adequate reserves for the payment thereof.

         8.10 Title to Properties. The Parent and its Subsidiaries have good and defensible title to their respective properties included in the Borrowing Base (including, without limitation, all fee and leasehold interests), free and clear of all Liens except (a) those referred to in the Financial Statements, (b) as disclosed to the Banks in the Disclosure Statement or (c) as permitted by Section 10.2.

         8.11 Defaults. Neither the Parent nor any Subsidiary of the Parent is in default, which default could reasonably be expected to have a Material Adverse Effect, under any indenture, mortgage, deed of trust, agreement or other instrument to which the Parent or any Subsidiary of the Parent is a party or by which the Parent or any Subsidiary of the Parent or the property of the Parent or any Subsidiary of the Parent is bound, except as (a) disclosed to the Banks in the Disclosure Statement, (b) disclosed in a notice to the Administrative Agent pursuant to Section 9.11 with respect to such as could reasonably be expected to have a Material Adverse Effect or (c) specifically permitted by applicable provisions of Section 10. No Default under this Agreement, the Notes or any other Loan Document has occurred and is continuing.

         8.12 Location of Businesses and Offices. Except to the extent that the Administrative Agent has been furnished written notice to the contrary or of additional locations, pursuant to Section 9.11, the Company's principal place of business and chief executive offices are located at the address stated on the signature page hereof and the principal places of business and chief executive offices of each Subsidiary of the Parent are described on Exhibit D hereto. The Parent's principal place of business and chief executive office is at 1001 Fannin, Suite 1700, Houston, Texas 77002.

         8.13 Compliance with Law. Neither the Parent nor any Subsidiary of the Parent (except as (a) disclosed to the Banks in the Disclosure Statement, (b) disclosed in a notice to the Administrative Agent pursuant to Section 9.11 with respect to such as could reasonably be expected to have a Material Adverse Effect or (c) not prohibited by applicable provisions of Section 10):

         (a)             is in violation of any Legal Requirement; or

         (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective properties or the conduct of their respective business;

which violation or failure could reasonably be expected to have a Material Adverse Effect.

         8.14 Margin Stock. None of the proceeds of the Loans will be used for the purpose of, and neither the Parent nor any Subsidiary of the Parent is engaged in the business of extending credit for the purpose of (a) purchasing or carrying any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221) or (b) reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock, if such purpose under either (a) or (b) above would constitute this transaction a "purpose credit" within the meaning of said Regulation U, or for any other purpose which would constitute this transaction a "purpose credit". Neither the Parent nor any Subsidiary of the Parent is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks. Neither the Parent nor any Subsidiary of the Parent nor any Person acting on behalf of the Parent or any Subsidiary of the Parent has taken or will take any action which might cause the Notes or any of the Loan Documents, including this Agreement, to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate any similar provision of the Securities Exchange Act of 1934 or any rule or regulation under any such provision thereof.

         8.15 Subsidiaries. The Parent has no Subsidiaries as of the date of this Agreement except those shown in Exhibit D hereto.

         8.16            ERISA.  With respect to each Plan, the Parent and each
ERISA Affiliate   have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code, and are in compliance in all material respects with the provisions of ERISA and the Code. The Parent has no knowledge of any event which could result in a liability of the Parent or any ERISA Affiliate to the PBGC or a Plan (other than to make contributions in the ordinary course). Since the effective date of Title IV of ERISA, there have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any property of the Parent or any ERISA Affiliate. There are no Unfunded Liabilities with respect to any Plan other than those specifically described in the certificate delivered in accordance with Section 7.1(i). No "prohibited transaction" has occurred with respect to any Plan.

         8.17 Investment Company Act. Neither the Parent nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

         8.18 Public Utility Holding Company Act. Neither the Parent nor any of its Subsidiaries (i) is subject to regulation under the Public Utility Holding Company Act of 1935, as amended (the "PUHC Act"), except as to Section 9(a)(2) thereof (15 U.S.C.A. Section 79(i)(a)(2)), or (ii) is in violation of any of the provisions, rules, regulations or orders of or under the PUHC Act. Further, none of the transactions contemplated under this Agreement, including without limitation, the making of the Loans, the issuance of the Letters of Credit and the creation of any Liens pursuant to the Loan Documents, shall cause or constitute a violation of any of the provisions, rules, regulations or orders of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Notes or any Liens created pursuant to the Loan Documents. The Parent has duly filed with the Securities and Exchange Commission good faith applications (each an "Application") under Section 2(a)(8) of the PUHC Act (15 U.S.C.A. Section 79(b)(a)(8)) for a declaration of non-subsidiary status pursuant to such
Section 2(a)(8) with respect to each Person (each a "Specified Shareholder") which owns, controls or holds with power to vote, directly or indirectly, a sufficient quantity of the voting securities of the Parent to be construed as a "holding company", as such term is defined in the PUHC Act, in respect of the Parent. All of the information contained in such Applications, as amended, was true as of the most recent filing date with respect thereto (provided that the Parent may, unless it has actual current knowledge to the contrary, rely solely upon written information furnished by any Specified Shareholder with respect to background information about the Specified Shareholder and the nature of the ownership by such Specified Shareholder or its Affiliates of the voting securities of the Parent), and the Parent knows of no reason why each such Application, if acted upon by the Securities and Exchange Commission, would not be approved. True and correct copies of each such Application and any amendments thereto, as





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
filed, have been furnished to the Administrative Agent. The Parent has not received any written notice from the Securities and Exchange Commission with respect to any such Application other than as disclosed in writing to the Administrative Agent.

         8.19 Environmental Matters. Except as disclosed in the Disclosure Statement, (i) the Parent and it Subsidiaries have obtained and maintained in effect all Environmental Permits (or has initiated the necessary steps to transfer the Environmental Permits into its name), the failure to obtain which could reasonably be expected to have a Material Adverse Effect,
(ii) the Parent and its Subsidiaries and their properties, assets, business and operations have been and are in compliance with all applicable Requirements of Environmental Law and Environmental Permits failure to comply with which could reasonably be expected to have a Material Adverse Effect, (iii) the Parent and its Subsidiaries and their properties, assets, business and operations are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent, and whether known or unknown, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect, and (iv) no Responsible Officer of the Parent or any of its Subsidiaries has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its assets, properties, business or operations which could reasonably be expected to have a Material Adverse Effect. The liability (including without limitation any Environmental Liability and any other damage to persons or property), if any, of the Parent and its Subsidiaries and with respect to their properties, assets, business and operations which is reasonably expected to arise in connection with Requirements of Environmental Laws currently in effect and other environmental matters presently known by a Responsible Officer of the Parent will not have a Material Adverse Effect. No Responsible Officer of the Parent knows of any event or condition with respect to Environmental Matters with respect to any of its properties or the properties of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. For purposes of this
Section 8.19, "Environmental Matters" shall mean matters relating to pollution or protection of the environment, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water or ground water, or land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         8.20 Claims and Liabilities. Except as disclosed to the Banks in writing, neither the Parent nor any of its Subsidiaries has accrued any liabilities under gas purchase contracts for gas not taken, but for which it is liable to pay if not made up and which, if not paid, would have a Material Adverse Effect. Except as disclosed to the Banks in writing, no claims exist against the Parent or its Subsidiaries for gas imbalances which claims if adversely determined would have a Material Adverse Effect. No purchaser of product supplied by the Parent or any of its Subsidiaries has any claim against the Parent or any of its Subsidiaries for product paid for, but for which delivery was not taken as and when paid for, which claim if adversely determined would have a Material Adverse Effect.





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
         8.21 Solvency. Neither the Parent nor the Parent and its Subsidiaries, on a consolidated basis, is "insolvent", as such term is used (and, where applicable, defined) in (i) the Bankruptcy Code and (ii) the Companies' Creditors Arrangement Act (Canada).

         SECTION 9. AFFIRMATIVE COVENANTS. A deviation from the provisions of this Section 9 will not constitute a Default under this Agreement if such deviation is consented to in writing by the Majority Banks. Without the prior written consent of the Majority Banks, the Company (or, where applicable, the Parent) agrees with the Banks and the Agents that, so long as any of the Commitments is in effect and until payment in full of all Loans hereunder, the repayment in full of the full face amount of all outstanding Bankers' Acceptances, the termination or expiry of all Letters of Credit and payment in full of Letter of Credit Liabilities, all interest thereon and all other amounts payable by the Company hereunder:

         9.1 Financial Statements and Reports. The Parent will promptly furnish to any Bank from time to time upon request such information regarding the business and affairs and financial condition of the Parent and its Subsidiaries as such Bank may reasonably request, and will furnish to the Administrative Agent and each of the Banks:

         (a) Annual Reports - promptly after becoming available and in any event within 100 days after the close of each fiscal year of the Parent:

                         (i) the audited consolidated balance sheet, statement of earnings and statement of cash flows of ENSTAR Alaska each as of the end of such year or for such year, as applicable;

                         (ii) the audited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such year;

                         (iii) the audited consolidated statement of earnings of the Parent and its Subsidiaries for such year;

                         (iv) the audited consolidated statement of cash flows of the Parent and its Subsidiaries for such year;

                         (v) the unaudited consolidating balance sheet and statement of earnings of ENSTAR Alaska, each for such year or as of the end of such year, as the case may be;

                         (vi) the unaudited consolidating balance sheet and statement of earnings of the Parent and its Subsidiaries, each for such year or as of the end of such year, as the case may be;





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
                         (vii) the unaudited consolidated balance sheet, statement of earnings and statement of cash flows and unaudited consolidating balance sheet and statement of earnings of the Company and its Subsidiaries, each for such year or as of the end of such year, as the case may be;

                         (viii) a report prepared by a petroleum engineer, who may be an employee of the Parent or its Subsidiaries, setting forth the historical monthly production data for Hydrocarbons produced and sold by the Parent and its Subsidiaries for such year;

setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and, in the case of the audited Financial Statements, audited and accompanied by the related opinion of KPMG Peat Marwick or other independent certified public accountants of recognized national standing acceptable to the Majority Banks, which opinion shall state that such audited balance sheets and statements have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the consolidated financial condition and results of operations of the applicable Persons as at the end of, and for, such fiscal year; and

         (b) Quarterly Reports - as soon as available and in any event within 50 days after the end of each of the first three quarterly periods in each fiscal year of the Parent:

                         (i) the unaudited consolidated balance sheet, statement of earnings and statement of cash flows of ENSTAR Alaska, each as of the end of such quarter or for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, as the case may be;

                         (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter;

                         (iii) the unaudited consolidated statement of earnings of the Parent and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the close of such quarter;

                         (iv) the unaudited consolidated statement of cash flows of the Parent and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the close of such quarter;

                         (v) the unaudited consolidating balance sheet and statement of earnings of the Parent and its Subsidiaries, each for such quarter and for the period from the beginning of the fiscal year to the close of such quarter;





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
                         (vi) the unaudited consolidated balance sheet, statement of earnings and statement of cash flows and unaudited consolidating balance sheet and statement of earnings of the Company and its Subsidiaries, each for such quarter and for the period from the beginning of the fiscal year to the close of such quarter;

                         (vii) a report prepared by a petroleum engineer, who may be an employee of the Parent or its Subsidiaries, setting forth the historical monthly production data for Hydrocarbons produced and sold by the Parent and its Subsidiaries for such quarter;

all of items (i) through (v) above prepared on substantially the same accounting basis as the annual reports described in Subsection 9.1(a), subject to normal changes resulting from year-end adjustments; and

         (c) Parent Report - promptly after becoming available and in any event on or before September 1 of each year, a Parent Report; and

         (d) Other Bank Requirements - at such time as the same are required to be furnished to other lenders under other financing arrangements to which the Parent or any of its Subsidiaries may be a party or be bound from time to time, a copy of any report, certificate, affidavit or other information required to be furnished to any such lender; and

         (e) SEC and Other Reports - promptly upon their becoming publicly available, one copy of each financial statement, report, notice or definitive proxy statement sent by the Parent or any of its Subsidiaries to shareholders generally, and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Parent or any of its Subsidiaries with, or received by the Parent or any of its Subsidiaries in connection therewith from, any securities exchange or the Securities and Exchange Commission or any successor agency; and

         (f) Engineering Report - promptly after becoming available and in any event on or before March 15 of each year, commencing with March 15, 1994, an Engineering Report, together with unaudited financial reports with respect to the Pipeline Operations (as defined in the U.S. Facility, without amendment except as permitted under the Intercreditor Agreement).

         All of the balance sheets and other financial statements referred to in this Section 9.1 will be in such detail as any Bank may reasonably request and will conform to GAAP applied on a basis consistent with those of the Financial Statements as of December 31, 1992. In addition, if GAAP shall change with respect to any matter relative to determination of compliance with this Agreement, the Parent will also provide financial information necessary for the Banks to determine compliance with this Agreement.





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
         9.2 Officers' Certificates. (a) Concurrently with the furnishing of the annual financial statements pursuant to Subsection 9.1(a), commencing with the annual financial statements required to be delivered in 1994, the Parent will furnish or cause to be furnished to the Administrative Agent certificates of compliance, as follows:

                         (i) a certificate signed by the principal financial officer of the Parent and the principal financial officer of the Company in the form of Exhibit E; and

                         (ii) a certificate from the independent public accountants stating that their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature and period of existence.

         (b) Concurrently with the furnishing of the quarterly financial statements pursuant to Subsection 9.1(b), the Parent will furnish to the Administrative Agent a certificate signed by the principal financial officer of the Parent and the principal financial officer of the Company in the form of Exhibit E.

         (c) Concurrently with the delivery of any Borrowing Base Certificate under the U.S. Facility, the Parent will furnish to the Administrative Agent and the Paying Agent a true, correct and complete copy thereof.

         (d) Concurrently with the furnishing of any Engineering Report or Parent Report, the Company will furnish to the Administrative Agent a certificate signed by an appropriate officer of the Parent and any other applicable Relevant Party in the form of Exhibit G.

         9.3 Taxes and Other Liens. The Parent will and will cause each Subsidiary of the Parent to pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon the Parent or such Subsidiary, or upon the income or any property of the Parent or such Subsidiary, as well as all claims of any kind (including claims for labor, materials, supplies, rent and payment of proceeds attributable to Hydrocarbon production) which, if unpaid, might result in or become a Lien upon any or all of the property of the Parent or such Subsidiary; provided, however, that neither the Parent nor such Subsidiary will be required to pay any such tax, assessment, charge, levy or claims if the amount, applicability or validity thereof will currently be contested in good faith by appropriate proceedings diligently conducted and if the Parent or such Subsidiary will have set up reserves therefor adequate under GAAP.

         9.4 Maintenance. Except as referred to in Section 8.1 and 8.13, the Parent will and will cause each Subsidiary of the Parent to: (i) maintain its corporate existence; (ii) maintain its rights and franchises, except for any mergers or consolidations otherwise permitted by this Agreement and except to the extent failure to so maintain the same would not have a Material Adverse Effect; (iii) observe and comply (to the extent that any failure would have a Material Adverse Effect) with all valid Legal Requirements (including without limitation Requirements





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of Environmental Law); and (iv) maintain (except to the extent failure to so maintain the same would not have a Material Adverse Effect) its properties (and any properties leased by or consigned to it or held under title retention or conditional sales contracts) consistent with the standards of a reasonably prudent operator at all times and make all repairs, replacements, additions, betterments and improvements to its properties consistent with the standards of a reasonably prudent operator.

         9.5 Further Assurances. The Parent will and will cause each Subsidiary of the Parent to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Loan Documents, including this Agreement. The Parent at its expense will promptly execute and deliver to the Administrative Agent upon request all such other and further documents, agreements and instruments (or cause any of its Subsidiaries to take such action) in compliance with or accomplishment of the covenants and agreements of the Parent or any of its Subsidiaries in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

         9.6 Performance of Obligations. The Company will pay the Notes according to the reading, tenor and effect thereof; and the Company will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Company under this Agreement and the other Loan Documents at the time or times and in the manner specified, and cause each of its Subsidiaries to take such action with respect to their obligations to be performed and discharged under the Loan Documents to which they respectively are parties.

         9.7 Reimbursement of Expenses. Whether or not any Loan is ever made or any Letter of Credit is ever issued, the Company agrees to pay or reimburse the Administrative Agent for paying the reasonable fees and expenses of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., special counsel to the Administrative Agent, together with the reasonable fees and expenses of local counsel engaged by the Administrative Agent, in connection with the negotiation of the terms and structure of the Obligations, the preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder, as well as any modification, supplement or waiver of any of the terms of this Agreement and the other Loan Documents. The Company will promptly upon request and in any event within 30 days from the date of receipt by the Company of a copy of a bill for such amounts, reimburse any Bank or any Agent for all amounts reasonably expended, advanced or incurred by such Bank or such Agent to satisfy any obligation of the Company or any other Relevant Party under this Agreement or any other Loan Document, to protect the properties or business of the Parent or any Subsidiary of the Parent, to collect the Obligations, or to enforce the rights of such Bank or such Agent under this Agreement or any other Loan Document, which amounts will include without limitation all court costs, attorneys' fees (but not including allocated costs of in-house counsel), any engineering fees and expenses, fees of auditors, accountants and appraisers, investigation expenses, all transfer, stamp, documentary or similar taxes, assessments or charges levied by any governmental or revenue authority in respect of any





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of the Loan Documents or any other document referred to therein, all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any Lien contemplated by any of the Loan Documents or any document referred to therein, fees and expenses incurred in connection with such Bank's participation as a member of a creditors' committee in a case commenced under the Bankruptcy Code or other similar law of the United States or any state thereof or of Canada or any province thereof, fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 Title 11 of the United States Code or in connection with any similar proceeding under the laws of Canada or any province thereof, and fees and expenses incurred in connection with any action pursuant to Section 1129 Title 11 of the United States Code or in connection with any similar proceeding under the laws of Canada or any province thereof, and all other customary out-of-pocket expenses incurred by such Bank or such Agent in connection with such matters, together with interest after the expiration of the 30-day period stated above in this Section if no Event of Default has occurred and is continuing, or from the date of the request to the Company if an Event of Default has occurred and is continuing, at either (i) the Post-Default Rate on each such amount until the date of reimbursement to such Bank or such Agent, or (ii) if no Event of Default will have occurred and be continuing, the Alternate Base Rate plus the highest Applicable Margin for Alternate Base Rate Loans (not to exceed the Highest Lawful Rate) on each such amount until the date of the Company's receipt of written demand or request by such Bank or such Agent for the reimbursement of same, and thereafter at the applicable Post-Default Rate until the date of reimbursement to such Bank or such Agent. The obligations of the Company under this Section are compensatory in nature, shall be deemed liquidated as to amount upon receipt by the Company of a copy of any invoice therefor, and will survive the non-assumption of this Agreement in a case commenced under the Bankruptcy Code or other similar law of the United States or any state thereof or of Canada or any province thereof, and will remain binding on the Company and any trustee, receiver, or liquidator of the Company appointed in any such case.

         9.8 Insurance. The Parent and its Subsidiaries will maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or similar businesses and similarly situated. Upon the request of the Administrative Agent acting at the instruction of the Majority Banks, the Parent will furnish or cause to be furnished to the Administrative Agent from time to time a summary of the insurance coverage of the Parent and its Subsidiaries in form and substance satisfactory to the Majority Banks in their reasonable judgment, and if requested will furnish the Administrative Agent copies of the applicable policies. Subject to the terms of Section 3 hereof, in the case of any fire, accident or other casualty causing loss or damage to any properties of the Parent or any of its Subsidiaries, the proceeds of such policies will be used
(i) to repair or replace the damaged property or (ii) to prepay the Obligations, at the election of the Company.

         9.9 Accounts and Records. The Parent will keep and will cause each Subsidiary of the Parent to keep books of record and account which fairly reflect all dealings or transactions in relation to their respective businesses and activities, in accordance with GAAP, which books





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of record and account will be maintained, to the extent necessary to enable compliance with all provisions of this Agreement, separately for each such Subsidiary, the Parent and any division of the Parent.

         9.10 Rights of Inspection. The Parent will permit and will cause each of its Subsidiaries to permit any officer, employee, or agent of any Agent or any Bank to meet with the consultants who prepared any applicable Engineering Report and to review such Engineering Report with such consultants and to visit and inspect any of the properties of the Parent or such Subsidiary, examine the Parent's or such Subsidiary's books of record and accounts, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Bank or such Subsidiary with the Parent's or such Subsidiary's officers, accountants and auditors, all at such reasonable times during normal business hours and as often as such Agent or such Bank may reasonably desire, and will assist in all such matters.

         9.11 Notice of Certain Events. The Parent will promptly notify the Administrative Agent (and the Administrative Agent will then notify all of the Banks) if a Responsible Officer of the Parent learns of the occurrence of, or if the Parent causes or intends to cause, as the case may be:

                         (i)      any event which constitutes a Default,
together with a detailed statement by a responsible officer of the Parent of the steps being taken to cure the effect of such Default; or

                         (ii)     the receipt of any notice from, or the taking
of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness of the Parent or any Subsidiary of the Parent or of any security (as defined in the Securities Act of 1933, as amended) of the Parent or any Subsidiary of the Parent with respect to a claimed default, together with a detailed statement by a Responsible Officer of the Parent specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Parent or such Subsidiary is taking or proposes to take with respect thereto; or

                         (iii)    any legal, judicial or regulatory proceedings
affecting the Parent or any Subsidiary of the Parent or any of the properties of the Parent or any Subsidiary of the Parent in which the amount involved is materially adverse to the Parent and its Subsidiaries taken as a whole, and is not covered by insurance or which, if adversely determined, would have a Material Adverse Effect; or

                         (iv)     any dispute between the Parent or any
Subsidiary of the Parent and any Governmental Authority or any other Person which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; or

                         (v)      any material adverse change, either in any
case or in the aggregate, in the assets, liabilities, financial condition, proven oil and gas reserves, business, operations, affairs





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or circumstances of the Parent and its Subsidiaries taken as a whole, from those reflected in the Financial Statements or by the facts warranted or represented in any Loan Document, including this Agreement; or

                         (vi)     the occurrence of a default or event of
default by the Parent or any Subsidiary of the Parent under any other agreement to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; or

                         (vii)    any change in the accuracy of the
representations and warranties of the Parent or any Subsidiary contained in this Agreement or any other Loan Document; or

                         (viii)   any material violation or alleged material
violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim or any Environmental Liability; or

                         (ix)     any tariff and rate cases and other material
reports filed by the Parent or any of its Subsidiaries with any Governmental Authority and any notice to the Parent or any of its Subsidiaries from any Governmental Authority concerning noncompliance with any applicable Legal Requirement; or

                         (x)      the existence of any Borrowing Base
Deficiency; or

                         (xi)     within 10 days after the date on which a
Responsible Officer of the Parent has actual knowledge thereof, the receipt of any notice by the Parent or any of its Subsidiaries of any claim of nonpayment of, or any attempt to collect or enforce, accounts payable of the Parent or any of its Subsidiaries exceeding, in the case of any one account payable at one time outstanding, U.S. $1,000,000 and in the case of all accounts payable in the aggregate at any one time outstanding, U.S. $3,000,000; or

                         (xii)    any requirement for the payment of all or any
portion of any Indebtedness of the Parent or any of its Subsidiaries prior to the stated maturity thereof (whether by acceleration or otherwise) or as the result of any failure to maintain or the reaching of any threshold amount provided in any promissory note, bond, debenture, or other evidence of Indebtedness or under any credit agreement, loan agreement, indenture or similar agreement executed in connection with any of the foregoing; or

                         (xiii)   any notice from the Securities and Exchange
Commission with respect to any Application (as defined in Section 8.18 hereof).

         9.12 ERISA Information and Compliance. The Parent will promptly furnish to the Administrative Agent (i) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (ii) if requested by





                                       65
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the Administrative Agent, acting on the instruction of the Majority Banks, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (iii) immediately upon becoming aware of the occurrence of any "reportable event", as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any "prohibited transaction", as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of the Parent or the applicable ERISA Affiliate specifying the nature thereof, what action the Parent or the applicable ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto,
(iv) promptly after the filing or receiving thereof by the Parent or any ERISA Affiliate of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (v) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by the Parent or any ERISA Affiliate to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, the Parent will fund, or will cause each ERISA Affiliate to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, except to the extent that any such failure to comply could not reasonably be expected to have a Material Adverse Effect. The Parent covenants that it shall and shall cause each ERISA Affiliate to (1) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in a timely manner all notices and reports required under the terms of ERISA including but not limited to annual reports; and (3) pay in a timely manner all required PBGC premiums, in each case, to the extent failure to do so would have a Material Adverse Effect.

         9.13            Minimum APC Dividends and/or ENSTAR Alaska Advances.
The Parent will receive Dividend Payments from APC and/or permanent advances of funds from ENSTAR Alaska without any repayment obligation on the part of the Parent and that would be accounted for as a reduction of the equity of ENSTAR Alaska not less than, in the aggregate, U.S. $8,000,000 for any 15-month period ending on the last day of any calendar quarter (unless and to the extent the same is not permitted by the Alaska Public Utilities Commission or any successor; provided that if the Alaska Public Utilities Commission or any successor shall not permit such Dividend Payments and advances, the Administrative Agent, the Banks and the Company shall endeavor in good faith to agree on an alternate method of determining the applicable component value of the Borrowing Base to take such action into account, with the decision of the Majority Banks to be binding on all of the Banks hereunder).





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         9.14            Minimum ENSTAR Alaska Management Fees.  The Parent
will receive management fees from ENSTAR Alaska during each calendar year not less than the amount permitted to be recovered by the Alaska Public Utilities Commission.

         9.15 Minimum ENSTAR Alaska Tax Payments. The Parent will receive from ENSTAR Alaska during each calendar year not less than 100% of the federal income tax liability which would have been payable by ENSTAR Alaska for the previous year if ENSTAR Alaska were a separate taxable Person.

         SECTION 10. NEGATIVE COVENANTS. A deviation from the provisions of this Section 10 will not constitute a Default under this Agreement if such deviation is consented to in writing by the Majority Banks. The Company (or, where applicable, the Parent) agrees with the Banks and the Agents that, so long as any of the Commitments is in effect and until payment in full of all Loans hereunder, the payment in full of the full face amount of all outstanding Bankers' Acceptances, the termination or expiry of all Letters of Credit and payment in full of Letter of Credit Liabilities, all interest thereon and all amounts payable by the Company hereunder:

         10.1 Debts, Guarantees and Other Obligations. The Parent will not and will not permit any of its Subsidiaries (other than APC) to incur, create, assume or in any manner become or be liable in respect of any Indebtedness (including obligations for the payment of rentals); and the Parent will not and will not permit any of its Subsidiaries (other than APC) to Guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the Indebtedness of any other Person, or otherwise, except that the foregoing restrictions will not apply to:

         (a) the Notes, the Bankers' Acceptances or other Indebtedness under the Loan Documents;

         (b) liabilities, direct or contingent, of the Parent or any Subsidiary of the Parent existing on the date of this Agreement which are reflected in the Financial Statements or the Disclosure Statement and all renewals, extensions, refinancings and rearrangements, but not increases, thereof;

         (c) endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business;

         (d) trade payables, lease acquisition and lease maintenance obligations, extensions of credit from suppliers or contractors, liabilities incurred in exploration, development and operation of the Parent's or any of its Subsidiaries' oil and gas properties or similar obligations from time to time incurred in the ordinary course of business, other than for borrowed money, which are paid within 90 days after the invoice date (inclusive of applicable grace periods) or (i) are being contested in good faith, if such reserve as required by GAAP has been made therefor or (ii) trade accounts payable of the Parent and its Subsidiaries (with respect to which no legal proceeding to enforce collection has been commenced or, to the knowledge of a Responsible Officer of the Parent, threatened) not exceeding, in the aggregate at any time outstanding, U.S. $5,000,000;

         (e) taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as will be required by GAAP will have been made therefor;

         (f) Borrowing Base Debt of the Parent; provided that the aggregate of all Indebtedness permitted under this Subsection 10.1(f) shall not exceed the amount by which the then current Borrowing Base exceeds the then current "Revolving Credit Obligations" under the U.S. Facility;

         (g) to the extent, if any, not covered by Subsection (b) hereinabove, the Indebtedness of the Parent to APC evidenced solely by the Intercompany Notes, as defined in the Beluga Financing Documents and the APC Long Term Financing Documents, together with any renewals, extensions, amendments, refinancings, rearrangements, modifications, restatements or supplements, but not increases (other than increases which are permitted under the present terms of the Beluga Financing Documents and the APC Long Term Financing Documents) thereof from time to time;

         (h) intercompany Indebtedness owed to the Parent by any Subsidiary of the Parent and intercompany Indebtedness owed to any Subsidiary of the Parent by the Parent or any other Subsidiary of the Parent which is fully subordinated to the Obligations;

         (i) loans, advances or extensions of credit to the Parent for the purpose of financing no more than 75% of the purchase price of any fixed assets which are not included in the property taken into account in determining the Borrowing Base and which are considered in the categories of property, plant or equipment according to GAAP applied on a consistent basis;

         (j) obligations of the Parent under the Gas Sales Contract, together with any renewals, extensions, amendments, refinancings, rearrangements, modifications, restatements or supplements, but not increases, thereof from time to time;

         (k) obligations of the Parent and Midcon pursuant to the Contingent Gas Price Payment Agreement (as defined in the Mesa Contract), together with any renewals, extensions, amendments, refinancings, rearrangements, modifications, restatements or supplements, but not increases, thereof from time to time;

         (l) the Guarantee by the Parent or any Subsidiary of the Parent of payment or performance by any Subsidiary of the Parent under any agreement so long as the obligation guaranteed does not constitute Indebtedness for borrowed money;

         (m) obligations of the Parent and Wacker Oil Inc. pursuant to that certain Agreement Regarding Contingent Payments For Well No. 3 and Well No. 9 dated as of June 18, 1990, by and among Costain Holdings Inc., Wacker Oil Inc. and the Parent;

         (n) obligations of the Parent or any of its Subsidiaries under gas purchase contracts for gas not taken, as to which the Parent or its respective Subsidiary is liable to pay if not made up;

         (o) obligations of the Parent or any of its Subsidiaries under any contract for sale for future delivery of oil or gas (whether or not the subject oil or gas is to be delivered), hedging contract, forward contract, swap agreement, futures contract or other similar agreement;

         (p) obligations of the Parent or any of its Subsidiaries under any interest rate swap agreement, or any contract implementing any interest rate cap, collar or floor, or any similar interest hedging contract;

         (q) obligations in connection with gas imbalances arising in the ordinary course of business;

         (r) Indebtedness not exceeding U.S. $1,000,000 in the aggregate borrowed from the Amarillo Economic Development Commission and related Guarantees and related obligations of the Parent and its Subsidiaries;

         (s) liabilities under leases and lease agreements which do not cover oil and gas properties to the extent the incurrence and existence of such liabilities will still enable the Parent and each Subsidiary to comply with all other requirements of this Agreement and the other Loan Documents to which they respectively are parties;

         (t)             Subordinated Debt;

         (u) Funded Indebtedness of any Oil and Gas Subsidiary for borrowed money payable solely by recourse to properties not included in the Borrowing Base and Indebtedness incurred by any Gas and Liquids Pipeline Subsidiary in connection with the construction or acquisition of new assets (exclusive of any assets with respect to which EBITDA or Projected Cash Flow [as defined in the U.S. Facility, without amendment except as permitted under the Intercreditor Agreement] is included in the Pipeline Component Value [as defined in the U.S. Facility, without amendment except as permitted under the Intercreditor Agreement] ) in connection with the Pipeline Operations (as defined in the U.S. Facility, without amendment except as permitted under the Intercreditor Agreement) which is payable solely by recourse to the assets so constructed or acquired, each to the extent not otherwise expressly permitted by this Section 10.1;

         (v) the note payable which is to be assumed by the Company in connection with the consummation of the Novalta Contract and is to be fully paid and satisfied out of the initial proceeds available under this Agreement from the making of Loans or the acceptance and purchase of Bankers' Acceptances; and

         (w)             the U.S. Facility.

         10.2 Liens. The Parent will not and will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on any of its or their properties (now owned or hereafter acquired), except:

         (a) Liens securing the Indebtedness described in Subsection 10.1(a) or 10.1(w);

         (b) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as will be required by GAAP will have been made therefor;

         (c) Liens of landlords, vendors, contractors, subcontractors, carriers, warehousemen, mechanics, laborers or materialmen or other like Liens arising by law in the ordinary course of business for sums not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as will be required by GAAP will have been made therefor;

         (d) Liens existing on property owned by the Parent or any of its Subsidiaries on the date of this Agreement which have been disclosed to the Banks in the Disclosure Statement, together with any renewals, extensions, amendments, refinancings, rearrangements, modifications, restatements or supplements, but not increases, thereof from time to time;

         (e) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, social security and other like laws;

         (f) inchoate liens arising under ERISA to secure the contingent liability of the Parent permitted by Section 9.12;

         (g) Liens in the ordinary course of business, not to exceed in the aggregate U.S. $2,000,000 as to the Parent and its Subsidiaries at any time in effect, regarding (i) the performance of bids, tenders, contracts (other than for the repayment of borrowed money or the deferred purchase price of property or services) or leases, (ii) statutory obligations,
(iii) surety appeal bonds or (iv) Liens to secure progress or partial payments made to the Parent or any of its Subsidiaries and other Liens of like nature;





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
         (h) covenants, restrictions, easements, servitudes, permits, conditions, exceptions, reservations, minor rights, minor encumbrances, minor irregularities in title or conventional rights of reassignment prior to abandonment which do not materially interfere with the occupation, use and enjoyment by the Parent or any Subsidiary of the Parent of its respective assets in the normal course of business as presently conducted, or materially impair the value thereof for the purpose of such business;

         (i) Liens of operators under joint operating agreements or similar contractual arrangements with respect to the relevant entity's proportionate share of the expense of exploration, development and operation of oil, gas and mineral leasehold or fee interests owned jointly with others, to the extent that same relate to sums not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as will be required by GAAP will have been made therefor;

         (j) Liens created pursuant to the creation of trusts or other arrangements funded solely with cash, cash equivalents or other marketable investments or securities of the type customarily subject to such arrangements in customary financial practice with respect to long-term or medium-term indebtedness for borrowed money, the sole purpose of which is to make provision for the retirement or defeasance, without prepayment, of Indebtedness permitted under Section 10.1;

         (k)             Liens on the assets or properties of ENSTAR Alaska;

         (l) the Vendor Financing Arrangements (as defined in the Mesa Contract), to the extent that the same shall have been deducted in calculating the Borrowing Base;

         (m) purchase money Liens for the acquisition of fixed assets pursuant to Subsection 10.1(i), so long as such Liens exist solely against the relevant fixed asset acquired and secure only the purchase money debt; provided, that the aggregate amount of Indebtedness which is secured by Liens described in this subsection (other than Indebtedness which is payable solely by recourse to the applicable property) shall not exceed U.S. $10,000,000 at any one time outstanding;

         (n) any Lien existing on any real or personal property of any corporation or partnership at the time it becomes a Subsidiary of the Parent or of any other Subsidiary of the Parent, or existing prior to the time of acquisition upon any real or personal property acquired by the Parent or any of its Subsidiaries; provided, that such Liens may at all times be deducted in calculating the Borrowing Base from time to time in effect;

         (o) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as will be required by GAAP will have been made therefor;

         (p) any Liens securing Indebtedness neither assumed nor guaranteed by the Parent or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Parent or any of its Subsidiaries for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or right-of-way purposes, and any Liens reserved in leases for rent and full compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause arises in the normal course of business as presently conducted and does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Parent or its applicable Subsidiary;

         (q) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of the Parent or any of its Subsidiaries;

         (r) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Parent or any of its Subsidiaries, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by the Parent or its applicable Subsidiary;

         (s) any obligations or duties affecting the property of the Parent or any of its Subsidiaries to any municipality, governmental, statutory or public authority with respect to any franchise, grant, license or permit;

         (t) rights of a common owner of any interest in real estate, rights-of-way or easements held by the Parent or any of its Subsidiaries and such common owner as tenants in common or through other common ownership;

         (u)             any Liens arising from the matters described in
Schedule 3.19 of the Mesa Contract;

         (v) Liens securing Indebtedness permitted under Section 10.1(u) hereof (to the extent such Liens are permitted under such Section 10.1(u));

         (w) reservations, limitations, provisos and conditions in any original grant from the Crown or freehold lessor of any of the properties of the Company or its Subsidiaries;

         (x) other Liens securing Indebtedness not exceeding, in the aggregate, U.S. $3,000,000 at any one time outstanding; and





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
         (y) other Liens securing Senior Debt, but only so long as such Liens shall also secure the Obligations on a pari passu basis, in a manner and pursuant to documentation acceptable to the Majority Banks.

         10.3 Investments, Loans and Advances. The Parent will not and will not permit its Subsidiaries to make or permit to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, or incur contingent liability with respect to (except for the endorsement of checks in the ordinary course of business and except for the Indebtedness and Liens permitted under this Agreement) any Person (all such transactions being herein called "Investments"), except that the foregoing restriction will not apply to:

         (a) Investments (all prior to the date hereof) the material details of which have been set forth in the Financial Statements delivered to the Administrative Agent prior to the date hereof or the Disclosure Statement;

         (b)             Liquid Investments;

         (c) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business;

         (d) the acquisition of all of the capital stock of wholly owned Subsidiaries incorporated or acquired subsequent to the date of this Agreement;

         (e) investments where the consideration paid is capital stock of the Parent, plus cash paid in lieu of issuing fractional shares and cash paid in settlement of claims of dissenters, such cash not to exceed 10% of the aggregate purchase price in any such transaction;

         (f) Investments in any Person which after giving effect thereto will be a Subsidiary of the Parent, so long as the Investment in such Person, when consummated, would not result in a breach of the covenants set forth in Section 10.1;

         (g) intercompany loans, advances or investments by the Parent to or in any Subsidiary of the Parent or, to the extent permitted under
Section 10.1(h) hereof, by any Subsidiary of the Parent to or in the Parent or to or in any other Subsidiary of the Parent, provided, however, that APC may not make any intercompany loans, advances or investments in any Subsidiary of the Parent pursuant to this clause (g);

         (h) intercompany loans, advances or investments by the Parent, solely from income or cash flow of the Parent subject to the Beluga Financing Documents, to APC as required under the Beluga Financing Documents and the APC Long Term Financing Documents;





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
         (i) to the extent, if any, not covered by Subsection (a) hereinabove, the Indebtedness of the Parent to APC evidenced solely by the Intercompany Notes, as defined in the Beluga Financing Documents and the APC Long Term Financing Documents, together with any renewals, extensions, amendments, refinancings, rearrangements, modifications, restatements or supplements, but not increases (other than increases which are permitted under the present terms of the Beluga Financing Documents and the APC Long Term Financing Documents) thereof from time to time;

         (j) loans or advances to employees made in the ordinary course of business, up to the aggregate principal amount at any one time outstanding of U.S. $500,000;

         (k) Investments in reasonable amounts of securities for purposes of funding employee benefit plans maintained by the Parent;

         (l) advances or extensions of credit made in the ordinary course of business to third parties under applicable contracts and agreements in connection with (i) oil, gas or other mineral exploration, development and production activities or (ii) Hydrocarbon or chemical pipeline gathering or transportation activities;

         (m) Investments where the consideration paid is assets of the Parent or its Subsidiaries other than capital stock, cash or oil and gas reserves;

         (n) Investments in EBOC Energy Ltd. made in connection with and pursuant to the Novalta Contract; and

         (o) any other Investments which in the aggregate do not cause the Parent to be in violation of the Investments Tests.

         10.4 Dividend Payment Restrictions. The Parent will not declare or make any Dividend Payment other than Dividend Payments which do not cause the Parent to be in violation of the Dividends Tests and other than dividends on up to U.S. $100,000,000 of preferred stock to extent that, in the reasonable good faith determination of the Parent and the Administrative Agent, such dividends are not materially in excess of dividends on similar securities issued in transactions of comparable type and magnitude for issuers similarly situated to the Parent at the time of issuance of such preferred stock; provided, however, that, with respect to any particular issue of preferred stock, the Administrative Agent shall be deemed to have agreed with any determination of the Parent that the dividends for such issue satisfy the foregoing requirements if the Administrative Agent shall not have objected to such determination within 10 days after the Parent has informed the Administrative Agent of the maximum dividend that could be paid with respect to such issue.

         10.5 Mergers, Amalgamations and Sales of Assets. The Parent will not (a) merge, amalgamate or consolidate with, or sell, assign, lease or otherwise dispose of, whether in one





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
transaction or in a series of transactions, more than ten percent (10%) in the aggregate of the Parent's and its Subsidiaries' consolidated total assets (whether now owned or hereafter acquired) to any Person or Persons during the period since the most recent "Borrowing Base Determination" (as defined in the U.S. Facility, without amendment except as permitted under the Intercreditor Agreement), or permit any Subsidiary of the Parent to do so (other than to the Parent or another Subsidiary of the Parent or the issuance by any Subsidiary of the Parent of any stock to the Parent or another Subsidiary of the Parent), or
(b) sell, assign, lease or otherwise dispose of, whether in one transaction or in a series of transactions, any other properties if receiving therefor consideration other than cash or other consideration readily convertible to cash or which is less than the fair market value of the relevant properties, or permit any Subsidiary of the Parent to do so; provided that the Parent or any Subsidiary of the Parent may merge, amalgamate or consolidate with any other Person and any Subsidiary of the Parent may transfer properties to any other Subsidiary of the Parent or to the Parent so long as, in each case, (i) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default, (ii) in the case of any such merger, amalgamation or consolidation to which the Parent is a party, the Parent is the surviving Person, (iii) in the case of any such merger, amalgamation or consolidation to which any Subsidiary of the Parent is a party (but not the Parent), such Subsidiary is the surviving Person and (iv) the surviving Person ratifies each applicable Loan Document and provided further that any Subsidiary of the Parent may merge or consolidate with any other Subsidiary of the Parent so long as, in each case (i) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default and (ii) the surviving Person ratifies each applicable Loan Document.

         10.6 Use of Proceeds. The Company will not permit the proceeds of the Loans or the Canadian Bankers' Acceptance Discount Proceeds to be used for any purpose other than those permitted by this Agreement.

         10.7 ERISA Compliance. The Parent will not at any time permit any Plan maintained by it or any Subsidiary of the Parent to:

         (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code;

         (b) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or

         (c) terminate or be terminated in a manner which could result in the imposition of a Lien on the property of the Parent or any Subsidiary of the Parent pursuant to Section 4068 of ERISA,

in each case, to the extent that permitting the Plan to do so would have a Material Adverse Effect.

         10.8 Amendment of Certain Documents. The Parent will not amend, modify or obtain or grant a waiver of (except for waivers only of cross-defaults created by a Default under this Agreement), or allow APC to enter into any amendment or modification or obtain or grant any waiver of (except for waivers only of cross-defaults created by a Default under this Agreement), any provision of those documents relating to or constituting the Beluga Financing Documents or the APC Long Term Financing Documents, without prior written notification to the Administrative Agent.

         10.9 Tangible Net Worth. The Parent will not permit the Tangible Net Worth of the Parent and its Subsidiaries, on a consolidated basis, at any time to be less than U.S. $225,000,000 plus

                         (i) 50% of net income of the Parent and its Subsidiaries on a consolidated basis, if positive, beginning with the fiscal year ended December 31, 1993 and calculated annually thereafter based upon positive net income of the Parent and its Subsidiaries for each applicable fiscal year taken cumulatively;

                         plus

                         (ii) 75% of the net cash proceeds of any issuance of equity in the Parent during the period referred to in clause (i) above.

         10.10 ENSTAR Alaska Financial Ratios. The Parent will not permit the ratio of (A) the sum of Funded Indebtedness of ENSTAR Alaska plus Current Maturities of ENSTAR Alaska to (B) the sum of Funded Indebtedness of ENSTAR Alaska plus Current Maturities of ENSTAR Alaska plus the Tangible Net Worth of ENSTAR Alaska, to be, at any time, more than 60%. The Parent will not permit the ratio of (a) the sum of Funded Indebtedness of ENSTAR Alaska plus Current Maturities of ENSTAR Alaska plus borrowed money Indebtedness of ENSTAR Alaska that is not Funded Indebtedness to (b) the sum of Funded Indebtedness of ENSTAR Alaska plus Current Maturities of ENSTAR Alaska plus borrowed money Indebtedness of ENSTAR Alaska that is not Funded Indebtedness plus the Tangible Net Worth of ENSTAR Alaska, to be, at any time, more than 75%.

         10.11 Parent Debt/Capitalization Ratio. The Parent will not permit the Debt/Capitalization Ratio to be, at any time, more than

                         (i) for the period from and after the date hereof through December 31, 1993, 75%;

                         (ii) for the period from and after January 1, 1994 through December 31, 1994, 67.5%;

                         (iii) for the period from and after January 1, 1995 through December 31, 1995, 65%; and

                         (iv)     thereafter, 60%.

         10.12 EBITDA/Interest Ratio. The Parent will not permit the EBITDA/Interest Ratio to be, at any time, less than

                         (i) 3.25:1.0 for any twelve month period ending on the last day of any calendar quarter during the calendar year 1993; and

                         (ii) 3.5:1.0 for any twelve month period ending on the last day of any calendar quarter thereafter.

         10.13 Nature of Business. The Parent will not engage in, and will not permit any Subsidiary of the Parent to engage in, businesses other than oil and gas exploration and production, gas processing, transmission, distribution, marketing and storage and gas and liquids pipeline operations and activities related or ancillary thereto.

         10.14 Futures Contracts. The Parent will not, and will not permit any Subsidiary of the Parent to, enter into or be obligated under any contract for sale for future delivery of oil or gas (whether or not the subject oil or gas is to be delivered), hedging contract, forward contract, swap agreement, futures contract or other similar agreement except for (i) such contracts (x) which fall within the parameters set forth on Exhibit H hereto or are otherwise approved in writing by the Majority Banks and (y) which in the aggregate do not cover at any time a volume of oil and/or gas equal to or greater than 50% of the proved producing reserves attributable to the oil and gas properties of the Parent and its Subsidiaries, taken as a whole, as evidenced by the most current Engineering and Parent Reports and (ii) production sales contracts entered into in the ordinary course of the Parent's or the applicable Subsidiary's business.

         10.15 Covenants in Other Agreements. The Parent will not and will not permit any of its Subsidiaries to become a party to or to agree that it or any of its property is bound by any agreement, indenture, mortgage, deed of trust or any other instrument directly or indirectly

                         (i)      restricting any loans, advances or any other
Investments to or in the Parent by any of its Subsidiaries;

                         (ii)     restricting the ability of any Subsidiary of
the Parent to make tax payments or management fee payments;

                         (iii)    restricting the capitalization structure of
any Subsidiary of the Parent; or

                         (iv)     restricting the ability or capacity of any
Subsidiary of the Parent to make Dividend Payments.

Notwithstanding the foregoing, either of ENSTAR Alaska or APC may become a party to, or grant a Lien in any of its property by way of, or agree that it will be bound by, any indenture, mortgage, deed of trust or other instrument containing provisions of the types described above in this Section 10.15 so long as the terms and provisions thereof are not materially more restrictive than the terms or provisions which were legally binding on ENSTAR Alaska or APC on the date hereof.

         SECTION 11.     DEFAULTS.

         11.1 Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

         (a) Payments - (i) the Company or any other Relevant Party fails to make any payment or prepayment of any installment of principal on the Loans or any Reimbursement Obligation payable under the Notes, this Agreement or the other Loan Documents or the full face amount of any outstanding Bankers' Acceptances when due or (ii) the Company or any other Relevant Party fails to make any payment or prepayment of interest with respect to the Loans, any Reimbursement Obligation or any other fee or amount under the Notes, the Bankers' Acceptances, this Agreement or the other Loan Documents and such failure to pay continues unremedied for a period of five (5) Business Days; or

         (b) Representations and Warranties - any representation or warranty made by the Company or any other Relevant Party in this Agreement or in any other Loan Document or in any instrument executed in connection herewith or therewith proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including Financial Statements), certificate or data furnished or made by the Company or any other Relevant Party (or any officer of the Company or any other Relevant Party) under or in connection with this Agreement or any other Loan Document, including without limitation in the Disclosure Statement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

         (c) Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Sections 9.11 (or in Section 9.6 to the extent such default is considered an Event of Default under the other Subsections of this Section 11.1) or (ii) default is made in the due observance or performance of any of the other covenants or agreements contained in Section 9 of this Agreement or any other affirmative covenant of the Company or any other Relevant Party contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by the Administrative Agent to the Company or (y) such default otherwise becomes known to the Company, whichever is earlier; or

         (d) Negative Covenants - (i) default shall be made in the observance or performance of any of the covenants or agreements contained in
Section 10.8 and such default continues unremedied for a period of five (5) Business Days after (x) notice thereof is given by the Administrative Agent to the Company or (y) such default otherwise becomes known to the Parent, whichever is earlier, or (ii) default is made in the due observance or performance by the Company or the Parent, as the case may be, of any of the other covenants or agreements contained in Section 10 of this Agreement or of any other negative covenant of the Company or any other Relevant Party contained in this Agreement or any other Loan Document; or

         (e) Other Obligations - default is made in the due observance or performance by the Parent or any of its Subsidiaries (as principal or guarantor or other surety) of any of the covenants or agreements contained in any bond, debenture, note or other evidence of Indebtedness in excess of U.S. $3,000,000 (singly or aggregating several such bonds, debentures, notes or other evidence of Indebtedness) which default gives the holder the right to accelerate the maturity of such Indebtedness, other than the Loan Documents, or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, to which it (respectively) is a party and such default is unwaived or continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such instrument or agreement; or

         (f) Involuntary Bankruptcy or Receivership Proceedings - a receiver, conservator, liquidator or trustee of the Parent or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days; or the Parent is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed against the Parent under any provincial, state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing; or

         (g) Voluntary Petitions or Consents - the Parent commences a voluntary case or other proceeding seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under





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any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing, or files a notice of intention to make a proposal under the Bankruptcy Code; or

         (h) Assignments for Benefit of Creditors or Admissions of Insolvency - the Parent makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of the Parent or of all or any part of its property; or

         (i) Undischarged Judgments - judgments (individually or in the aggregate) for the payment of money in excess of U.S. $10,000,000 is rendered by any court or other governmental body against the Parent or any of its Subsidiaries and the Parent or such Subsidiary does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 60 days from the date of entry thereof, and within said period of 60 days from the date of entry thereof or such longer period during which execution of such judgment will have been stayed, the Parent or such Subsidiary fails to appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under GAAP; or

         (j) Subsidiary Defaults - any Subsidiary of the Parent takes, suffers, or permits to exist any of the events or conditions referred to in Subsections 11.1(f), (g) or (h); or

         (k) Change in Control - there should occur any Change of Control.

THEREUPON: the Administrative Agent may (and, if directed by the Majority Banks, shall) (a) declare the Commitments terminated (whereupon the Commitments shall be terminated) and/or (b) terminate any Letter of Credit providing for such termination by sending a notice of termination as provided therein and/or
(c) declare the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder and under the Notes to be forthwith due and payable and/or
(d) declare the full face amount of all outstanding Bankers' Acceptances to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including without limitation notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; provided that in the case of the occurrence of an Event of Default with respect to the Parent referred to in clause (f) or (g) of this Section 11.1 or in clause (j) of this Section 11.1 to the extent it refers to clauses (f) or (g), the Commitments shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder and under





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the Notes and the full face amount of all outstanding Bankers' Acceptances shall be and become automatically and immediately due and payable, without notice (including but not limited to notice of intent to accelerate and notice of acceleration) and without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company and/or (d) exercise any and all other rights available to it under the Loan Documents, at law or in equity.

         11.2 Collateral Account. The Company hereby agrees, in addition to the provisions of Section 11.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent or the Majority Banks (through the Administrative Agent), pay to the Paying Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of the Company, which funds shall be held by the Paying Agent as Cover.

         11.3 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following (i) the occurrence of an Event of Default and the exercise of any rights available to any Agent under the Loan Documents, and (ii) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Notes and under the other Loan Documents, and (iii) payment in full of the full face amount of all outstanding Bankers' Acceptances, any Letters of Credit shall remain outstanding and undrawn upon, the each Agent shall be entitled to hold (and the Company hereby grants and conveys to each Agent a security interest in and to) all cash or other property ("Proceeds of Remedies") realized or arising out of the exercise by such Agent of any rights available to it under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit. Such Proceeds of Remedies shall be held for the ratable benefit of the applicable Issuers. Such Proceeds of Remedies shall constitute collateral for all purposes under the terms and provisions of the Loan Documents, and the rights, titles, benefits, privileges, duties and obligations of each applicable Agent with respect thereto shall be governed by the terms and provisions of this Agreement and, to the extent not inconsistent with this Agreement, the other Loan Documents. The applicable Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as such Agent, in the exercise of its sole discretion, deems appropriate. Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit and/or the payment of any Issuer's obligations under any such Letter of Credit when such Letter of Credit is drawn upon. The Company hereby agrees to execute and deliver to the Administrative Agent and the Banks such security agreements, pledges or other documents as the Administrative Agent or any of the Banks may, from time to time, require to perfect the pledge, lien and security interest in and to any such Proceeds of Remedies provided for in this Section 11.3.

         11.4 Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default referred to in clauses (f), (g) or (h) of Section 11.1, or in clause (j) of Section 11.1





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to the extent it refers to clauses (f), (g) or (h), or upon (ii) the occurrence and continuance of any other Event of Default and upon the making of the notice specified in Section 11.1 to authorize the Administrative Agent to declare the Notes and the full face amount of all Bankers' Acceptances outstanding due and payable pursuant to the provisions thereof, or if (iii) the Parent or any of its Subsidiaries becomes insolvent, however evidenced, the Banks are hereby authorized at any time and from time to time, without notice to the Parent or any of its Subsidiaries (any such notice being expressly waived by the Parent and its Subsidiaries), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by any Bank to or for the credit or the account of the Company against any and all of the Obligations irrespective of whether or not such Bank will have made any demand under this Agreement, any Bankers' Acceptances or the Notes and although such obligations may be unmatured. Should the right of any Bank to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Banks shall make restitution or refund to the Company pro rata in accordance with their Commitments. The Banks agree promptly to notify the Company and the Administrative Agent and the Paying Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Agents and the Banks under this Section are in addition to other rights and remedies
(including without limitation other rights of setoff) which the Agents or the Banks may have.

         SECTION 12.     THE AGENTS.

         12.1 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as arranger and administrative agent hereunder and under the Letters of Credit and the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby irrevocably appoints and authorizes the Paying Agent to act as co-agent and paying agent hereunder and under the Bankers' Acceptances, the Letters of Credit and the other Loan Documents with such powers as are specifically delegated to the Paying Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Bank hereby irrevocably appoints and authorizes the Co-Agent to act as co-agent hereunder and under the Letters of Credit and the other Loan Documents with such powers as are specifically delegated to the Co- Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. None of the Agents (which term as used in this Section 12 shall include reference to their affiliates and their own and their affiliates' officers, directors, employees and agents) (a) shall have any duties or responsibilities except those expressly set forth in this Agreement, the Bankers' Acceptances, the Letters of Credit, and the other Loan Documents, or shall by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank; (b) shall be responsible to any Bank for any recitals, statements, representations or warranties contained





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in this Agreement, the Bankers' Acceptances, the Letters of Credit or any other
Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Bankers' Acceptances, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Bankers' Acceptances, the Letters of Credit, or any other Loan Document or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Relevant
Party or any other Person to perform any of its obligations hereunder or thereunder; (c) shall be required to initiate or conduct any litigation or collection proceedings hereunder or under the Bankers' Acceptances, the Letters of Credit or any other Loan Document except to the extent requested by the Majority Banks, and (d) shall be responsible for any action taken or omitted to be taken by them hereunder or under the Bankers' Acceptances, the Letters of Credit or any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to their own negligence, except for their own gross negligence or wilful misconduct. The Agents may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care. Without in any way limiting any of the foregoing, each Bank acknowledges that neither any Agent nor any Issuer shall have any greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1983 Revision, International Chamber of Commerce Publication No. 400). In any foreclosure proceeding concerning any collateral for the Obligations, each holder of an Obligation if bidding for its own account or for its own account and the accounts of other Banks is prohibited from including in the amount of its bid an amount to be applied as a credit against its Obligation or Obligations or the Obligations of the other Banks; instead, such holder must bid in cash only; provided that this provision is for the sole benefit of the Agents and the Banks and shall not inure to the benefit of the Parent or any of its Subsidiaries. However, in any such foreclosure proceeding, the Administrative Agent may (but shall not be obligated to) submit a bid for all Banks (including itself) in the form of a credit against the Notes of all of the Banks, and the Administrative Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Banks.

         12.2 Reliance by Agents. Each of the Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by them to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for the Company and/or the Parent and/or any Subsidiary of the Parent), independent accountants and other experts selected by any Agent. As to any matters not expressly provided for by this Agreement, the Bankers' Acceptances, the Letters of Credit, or any other Loan Document, the Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Banks (or, where unanimous consent is required by the terms hereof or of the other Loan Documents, all of the Banks), and any action taken or failure to act pursuant thereto shall be binding on all of the Banks. Pursuant to instructions of the Majority Banks (except as otherwise





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provided in Section 13.4 hereof), the Administrative Agent shall have the authority to execute releases of any Liens created by the Loan Documents on behalf of the Banks without the joinder of any Bank.

         12.3 Defaults. The Agents shall not be deemed to have knowledge of the occurrence of a Default unless they have received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default"; provided, however, that the Paying Agent shall be deemed to have knowledge of the non-payment of principal of or interest on Loans or the full face amount of outstanding Bankers' Acceptances or Reimbursement Obligations at the time of such non-payment. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Paying Agent shall give each Bank prompt notice to the Banks of each non-payment of principal of or interest on Loans, the full face amount of outstanding Bankers' Acceptances or Reimbursement Obligations. The Administrative Agent shall (subject to Section 12.7 hereof) take such action with respect to such Default as shall be directed by the Majority Banks and within its rights under the Loan Documents and at law or in equity, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Default as it shall deem advisable in the best interests of the Banks and within its rights under the Loan Documents, at law or in equity.

         12.4 Rights as a Bank. With respect to their Commitments and the Loans made, Bankers' Acceptances accepted and purchased and Letter of Credit Liabilities, the Agents in their capacities as Banks hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though they were not acting as Agents, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agents in their individual capacities. The Agents may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with the Parent or its Subsidiaries (and any of their Affiliates) as if they were not acting as Agents, and the Agents may accept fees and other consideration from the Parent or its Subsidiaries (and any of their Affiliates), in addition to the fees heretofore agreed to between the Company and the Agents, for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

         12.5 Indemnification. The Banks agree to indemnify the Agents (to the extent not reimbursed under Section 2.2(c), Section 9.7 or Section 13.3 hereof, but without limiting the obligations of the Company under said Sections 2.2(c), 9.7 and 13.3), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including but not limited to, the consequences of the negligence of the Agents) which may be imposed on, incurred by or asserted against the Agents in any way relating to or arising out of this Agreement, the Bankers' Acceptances, the Letters of Credit or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions





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contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Sections 2.2(c), 9.8 and
13.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, including but not limited to the negligence of the Agents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the party to be indemnified. The obligations of the Banks under this Section 12.5 shall survive the termination of this Agreement and the repayment of the Obligations.

         12.6 Non-Reliance on Agents and Other Banks. Each Bank agrees that it has received current financial information with respect to the Parent and its Subsidiaries and that it has, independently and without reliance on the Agents or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Parent and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agents shall not be required to keep themselves informed as to the performance or observance by any Relevant Party of this Agreement, the Bankers' Acceptances, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Parent or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agents hereunder, under the Bankers' Acceptances, under the Letters of Credit or the other Loan Documents, the Agents shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Parent or its Subsidiaries (or any of their Affiliates) which may come into the possession of the Agents.

         12.7 Failure to Act. Except for action expressly required of the Agents hereunder, under the Bankers' Acceptances, under the Letters of Credit and under the other Loan Documents, the Agents shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless they shall receive further assurances to their satisfaction by the Banks of their indemnification obligations under Section 12.5 hereof against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action.

         12.8 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving notice thereof to the Banks and the Company, and any Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent, provided deposits with such successor Agent shall be insured by the Canada Deposit Insurance Corporation or its successor. If no





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successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has an office in Canada and a combined capital and surplus of at least U.S. $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. Any successor Paying Agent shall promptly specify by notice to the Company its Payment Office referred to in Sections 3.1 and 5.1. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

         SECTION 13.     MISCELLANEOUS.

         13.1 Waiver. No waiver of any Default shall be a waiver of any other Default. No failure on the part of any Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

         13.2 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy (confirmed by mail), cable, mail or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company and the Administrative Agent given in accordance with this Section 13.2. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly received when transmitted by telex or telecopier during regular business hours, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, three (3) days after deposit in the Canadian mails, postage prepaid, registered mail with return receipt requested (or upon actual receipt, if earlier), in each case given or addressed as aforesaid.

         13.3 Indemnification. The Company shall indemnify the Agents, the Banks, and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject (except as provided in clause (c) of this Section 13.3, regardless of whether caused in whole or in part by the simple (but not gross) negligence of the Person indemnified), insofar as such losses, liabilities, claims or damages arise out of or result from any





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(i) actual or proposed use by the Company of the proceeds of any extension of credit (whether a Loan, Bankers' Acceptance or a Letter of Credit) by any Bank hereunder, (ii) breach by the Company or any other Relevant Party of this Agreement or any other Loan Document, (iii) violation by the Parent or any of its Subsidiaries of any Legal Requirement, including but not limited to those relating to Hazardous Substances, (iv) Liens or security interests previously or hereafter granted on any real or personal property, to the extent resulting from any Hazardous Substance located in, on or under any such property, (v) ownership by the Banks or the Agents of any real or personal property following foreclosure, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance located in, on or under such property, including, without limitation, losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances solely by virtue of ownership, (vi) Banks' or Agents' being deemed an operator of any such real or personal property by a court or other regulatory or administrative agency or tribunal in circumstances in which neither any of the Agents nor any of the Banks is generally operating or generally exercising control over such property, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance located in, on or under such property, (vii) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing, and the Company shall reimburse each Agent, each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand, for any expenses (including legal fees) incurred in connection with any such investigation or proceeding or (viii) taxes (excluding income taxes and franchise taxes) payable or ruled payable by any Governmental Authority in respect of the principal and interest of the Loans, the Bankers' Acceptances or any other Loan Document, together with interest and penalties, if any; provided, however, that the Company shall not have any obligations pursuant to this Section 13.3 with respect to any losses, liabilities, claims, damages or expenses (a) arising from or relating solely to events, conditions or circumstances which, as to clauses (iv), (v) or (vi) above, first came into existence or which first occurred after the date on which the Parent or any of its Subsidiaries conveyed to an unrelated third party all of the Parent's or the applicable Subsidiary's rights, titles and interests to the applicable real or personal property (whether by deed, deed-in-lieu, foreclosure or otherwise) other than a conveyance made in violation of any Loan Document, (b) incurred by the Person seeking indemnification by reason of the gross negligence or wilful misconduct of such Person, (c) in the case of liability arising with respect to Bankers' Acceptances, incurred by the Person seeking indemnification by reason of the negligence or wilful misconduct of such Person or (d) resulting from withholding tax liability incurred in connection with payments made by the Company to any Agent, any Bank or any Affiliate thereof. If the Company ever disputes a good faith claim for indemnification under this Section 13.3 on the basis of the proviso set forth in the preceding sentence, the full amount of indemnification provided for shall nonetheless be paid, subject to later adjustment or reimbursement at such time (if any) as a court of competent jurisdiction enters a final judgment as to the applicability of any such exceptions.

         13.4 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Company or





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any other Relevant Party therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Majority Banks and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by each Bank affected thereby, do any of the following: (a) increase the Commitment of such Bank (it being understood that the waiver of any reduction in the Commitments or any mandatory repayment other than (x) the repayment of all Loans at the end of the Revolving Credit Availability Period and (y) the mandatory reductions of the Commitments provided for in Section 2.3(a) and (z) the mandatory prepayments required by the terms of Section 3.2(b), shall not be deemed to be an increase in any Commitment) or subject the Banks to any additional obligation; (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder or the face amount of any outstanding Bankers' Acceptances; (c) postpone any scheduled date fixed for any payment or mandatory prepayment of principal of, or interest on, any Loan, Reimbursement Obligation, fee or the face amount of any outstanding Bankers' Acceptances or other sum to be paid hereunder; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans or the face amount of any outstanding Bankers' Acceptances and Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement; (e) change any provision contained in Sections 2.2(c), 9.7 or 13.3 hereof or this Section 13.4 or Section 6.7 hereof, or (f) release all or substantially all of any security for the obligations of the Company under this Agreement or any Note or all or substantially all of the personal liability of any obligor created under any of the Loan Documents. Anything in this Section 13.4 to the contrary, no amendment, waiver or consent shall be made with respect to Section 12 without the consent of the applicable Agent or Agents affected thereby.

         13.5 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Agents and the Banks and their respective successors and assigns. The Company may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Banks. Each Bank may sell participations to any Person which is a resident of Canada under the Income Tax Act (Canada) in all or part of any Loan, Bankers' Acceptance or Letter of Credit, or all or part of its Notes or Commitments, in which event, without limiting the foregoing, the provisions of Section 6 shall inure to the benefit of each purchaser of a participation and the pro rata treatment of payments, as described in Section 5.2, shall be determined as if such Bank had not sold such participation. In the event any Bank shall sell any participation, such Bank shall retain the sole right and responsibility to enforce the obligations of the Company or any other Relevant Party relating to the Loans, Bankers' Acceptances or Letters of Credit, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Banks and (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans.

         (b) Each Bank may assign to one or more Banks or any other Person, in each case which is a resident of Canada under the Income Tax Act (Canada), all or a portion of its interests, rights and obligations under this Agreement, provided, however, that (i) other than in the case of an assignment to another Bank that is, at the time of such assignment, a party hereto or an Affiliate of such Bank which is a resident of Canada under the Income Tax Act (Canada), the Company must give its prior written consent, which consent will not be unreasonably withheld, (ii) the aggregate amount of the Commitment and/or Loans, the face amount of all outstanding Bankers' Acceptances or Letters of Credit of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance (as defined below) with respect to such assignment is delivered to the Administrative Agent) shall in no event be less than U.S. $10,000,000 (or U.S. $5,000,000 in the case of an assignment to an Affiliate of a Bank or between Banks), (iii) no assignment shall have the effect of reducing the pro rata share of the Loans, the face amount of all outstanding Bankers' Acceptances or Letters of Credit and the Commitments held by the assignor and its Affiliates below U.S. $10,000,000,
(iv) notwithstanding any other term or provision of this Agreement, unless the Company shall have otherwise consented in writing (such consent not to be unreasonably withheld), each such assignment shall be pro rata with respect to the Loans, the Bankers' Acceptances, the Letters of Credit and the Commitment of the assignor, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance in the form of Exhibit F hereto (each an "Assignment and Acceptance") with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recordation fee of U.S. $2,500 paid by the assignee (for which the Company shall have no liability). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) the Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement.

         (c) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Bank assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Bank assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent or any of its Subsidiaries or the performance or observance by the Company or any other Relevant Party of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 8.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such Bank assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Bank.

         (d) The Administrative Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, and the face amount of all Bankers' Acceptances accepted and purchased by, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agents and the Banks may treat each person the name of which is recorded in the Register as a Bank hereunder for all purposes of this Agreement and the other Loan Documents. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

         (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and the assignee thereunder together with any Note or Notes subject to such assignment, the written consent to such assignment executed by the Company and the fee payable in respect thereto, the Administrative Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company. Within five Business Days after receipt of notice, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes new Notes to the order of such assignee in an amount equal to the Commitments and/or Loans or the face amount of outstanding Bankers' Acceptances or Letters of Credit assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained Commitments and/or Loans hereunder, new Notes to the order of the assigning Bank in an amount equal to the Commitment and/or Loans retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the respective Note. Thereafter, such surrendered Notes shall be marked renewed and substituted and the originals delivered to the Company (with copies, certified by the Company as true, correct and complete, to be retained by the Administrative Agent).

         (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.5, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Parent or its Subsidiaries furnished to such Bank by or on behalf of the Parent or its Subsidiaries; provided, however, that, prior to any such disclosure, the Parent shall have consented thereto, which consent shall not be unreasonably withheld, and each such assignee or participant, or proposed assignee or participant, shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of any Confidential Information (defined in Section 13.12) on terms substantially the same as those provided in Section 13.12.

         (g) The Company will have the right to consent to any material intercreditor arrangements in connection with an assignment by any Bank of any interest, right or obligation under this Agreement which is not pro rata with respect to the Loans, or the face amount of outstanding Bankers' Acceptances, the Letters of Credit and the Commitment of the assignor and the Company may deny its consent to any such arrangements which, in the reasonable judgement of the Company, would adversely affect the Company in a material respect.

         13.6 Limitation of Interest. The Company and the Banks intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 13.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Company or any other Person be obligated to pay, or any Bank have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the Province of Alberta or the applicable laws (if any) of Canada or of any other applicable jurisdiction, or (b) total interest in excess of the amount which such Bank could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful

Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 13.6, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Bank at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Bank, it shall be credited pro tanto against the then-outstanding principal balance of the Company's obligations to such Bank, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

         13.7 Interest Act (Canada); Interest Generally. For the purposes of this Agreement, the Notes and the other Loan Documents, whenever interest or fees to be paid hereunder are to be calculated on the basis of a year of 365 or 360 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the 12 month period commencing on the first day of the period for which such calculation is made and divided by 365 or 360, as applicable. The theory of deemed reinvestment shall not apply to the calculation of interest or payment of fees or other amounts hereunder or under the Notes or under the other Loan Documents, notwithstanding anything contained in this Agreement or in the Notes or in the other Loan Documents, or in any other instrument referred to herein or in the Notes or in the other Loan Documents, and all interest and fees payable by the Borrower to the Lender shall accrue from day to day and be computed as described herein or in the Notes or in the other Loan Documents in accordance with the "nominal rate" method of interest calculation. To the extent permitted by law, any provision of the Judgment Interest Act (Alberta) and the Interest Act (Canada) which restricts the rate of interest on any judgment debt shall be inapplicable to this Agreement and is hereby waived by the Borrower.

         13.8 Certain Saskatchewan Legislation. The Land Contracts (Actions) Act of the Province of Saskatchewan shall have no application to any action, as defined in the said Land Contracts (Actions) Act, with respect to this Agreement; and the Limitation of Civil Rights Act in the Province of Saskatchewan shall have no application to this Agreement. The Company agrees that the provisions of both the Land Contracts (Actions) Act and the Limitation of Civil Rights Act are hereby waived.

         13.9 Survival. The obligations of the Company under Sections 2.2(c), 6, 9.7 and 13.3 hereof and the obligations of the Banks under
Section 13.6 hereof shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and the Letters of Credit.

         13.10 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

         13.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

         13.12 Governing Law. This Agreement and the Notes and the Bankers' Acceptances and (except as therein provided) the other Loan Documents are performable in Calgary, Alberta, Canada, which shall be a proper place of venue for suit on or in respect thereof. The Company irrevocably agrees that any legal proceeding in respect of this Agreement or the other Loan Documents shall be brought in the courts of the Province of Alberta and the courts of appeal therefrom (collectively, the "Specified Courts"). The Company hereby irrevocably submits to the nonexclusive jurisdiction of such courts. The Company hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Company further (1) agrees to designate and maintain an agent for service of process in Calgary, Alberta, Canada in connection with any such suit, action or proceeding and to deliver to the Administrative Agent evidence thereof and (2) irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, postage prepaid, to the Company at its address as provided in this Agreement or as otherwise provided by governing law. Nothing herein shall affect the right of any Agent or any Bank to commence legal proceedings or otherwise proceed against the Company in any jurisdiction or to serve process in any manner permitted by applicable law. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE PROVINCE OF ALBERTA AND OF CANADA FROM TIME TO TIME IN EFFECT.

         13.13 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

         13.14 Confidential Information. Each Agent and each Bank separately agrees that:

         (a) As used herein, the term "Confidential Information" means written information about the Parent or its Subsidiaries or the transactions contemplated herein furnished by the Parent or its Subsidiaries to the Agents and/or the Banks which is specifically designated as confidential by the Parent; Confidential Information, however, shall not include information which (i) was publicly known or available, or otherwise available on a non-confidential basis to any Bank, at the time of disclosure from a source other than the Parent or its Subsidiaries, (ii) subsequently becomes publicly known through no act or omission by such Bank, (iii) otherwise becomes available on a non-confidential basis to any Bank other than through disclosure by the Parent or its Subsidiaries or (iv) has been in the possession of any Bank for a period of more than two years from the date on which such information originally was furnished to such Bank by the Parent or its Subsidiaries, unless the Parent shall have requested the Agents and the Banks in writing, at least 30 days prior to the end of such two-year period, to maintain the confidentiality of such information for another two (2) year period (or for successive two (2) year periods); provided that the Parent shall not unreasonably withhold its consent to a request made after the initial two
(2) year period to eliminate information from "Confidential Information".

         (b) Each Agent and each Bank agrees that it will take normal and reasonable precautions to maintain the confidentiality of any Confidential Information furnished to such Person; provided, however, that such Person may disclose Confidential Information (i) upon the Parent's consent;
(ii) to its auditors; (iii) when required by any Legal Requirement; (iv) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over it; (v) to such Person's and its Subsidiaries' or Affiliates' officers, directors, employees, agents, representatives and professional consultants in connection with this Agreement or administration of the Loans and Letters of Credit; (vi) as may be required or appropriate, should such Bank elect to assign or grant participations in any of the Obligations in connection with (1) the enforcement of the Obligations to any such Person under any of the Loan Documents or related agreements, or (2) any potential transfer pursuant to this Agreement of any Obligation owned by any Bank (provided any potential transferee has been approved by the Company if required by this Agreement, which approval shall not be unreasonably withheld, and has agreed in writing to be bound by substantially the same provisions regarding Confidential Information contained in this Section); (vii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or administrative proceeding; (viii) to any other Bank; (ix) to the extent reasonably required in connection with the exercise of any remedy hereunder or under the other Loan Documents; or (x) to correct any false or misleading information which may become public concerning such Person's relationship to the Parent or its Subsidiaries.

         13.15 Intercreditor Agreement. Reference is hereby made to the Intercreditor Agreement, which provides for certain matters relating to both the Obligations and the Canadian Facility. To the extent of any conflict between the terms hereof and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control. The Administrative Agent is hereby authorized and directed to execute and deliver the Intercreditor Agreement in the form attached hereto as Exhibit I on behalf of the Banks. Any Bank that becomes a party to this Agreement after the date hereof agrees to be bound by the terms and provisions of the Intercreditor Agreement.

         13.16 Judgement Currency. Notwithstanding that this Agreement is governed by the laws of the Province of Alberta, Canada, monies outstanding in connection herewith may be stipulated in terms of lawful money of the United States of America (which stipulation or expression is of the essence) and payments to be made in regard thereto pursuant to this Agreement, or otherwise, are and are intended to be payable in lawful money of the United States of America; and to the extent permitted by law any judgment in respect of any such monies outstanding as aforesaid or any obligation pertaining thereto arising under this Agreement may be obtained or enforced either in lawful money of the United States of America or the equivalent in lawful money of Canada, as the Administrative Agent may elect, and the Administrative Agent shall to the extent permitted by law be entitled to such election and the benefit (if any) from the consequent conversion of currency at the date of payment or enforcement of the judgment. Any such payment obligation stipulated or expressed in lawful money of the United States of America shall not be discharged by an amount paid in lawful money of Canada, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion into lawful money of the United States of America does not, after deduction of any and all premiums and/or costs of exchange paid or payable by the Administrative Agent in connection with such conversion, yield the required amount of payment expressed in terms of lawful money of the United States of America. In the event that any payment in lawful money of Canada in respect of a payment in lawful money of Canada in respect of a payment obligation stipulated or expressed in terms of lawful money of the United States of America as aforesaid, whether pursuant to a judgment or otherwise, upon conversion as aforesaid does not, after deduction of any and all premiums and/or costs of exchange paid or payable by any Agent or any Bank in connection with such conversion, yield the required amount expressed in terms of lawful money of the United States of America, the Administrative Agent shall, on behalf of and for the benefit of the affected Person, have a separate cause of action for the additional amount required to yield the required amount expressed in terms of lawful money of the United States of America.

         13.17 Withholding Tax Remittances. If any withholding for, or on account of, any present or future tax, duty or charge of whatsoever nature is imposed or levied by or on behalf of any taxing jurisdiction or authority (together with any interest and penalties thereon and additions thereto) in respect of any payments to be made pursuant to this Agreement or the Notes, the Company shall be entitled to withhold and remit such payment to the applicable taxing authority whereupon such payment, for the purposes of this Agreement and the Notes, shall be deemed to have been made as required hereunder or under the Notes, notwithstanding anything contained elsewhere in this Agreement or in the Notes.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        SEAGULL ENERGY CANADA LTD.


                                        By: ____________________________________
                                                    Robert M. King,
                                                    Vice President

                                        Address for Notices:

                                        1001 Fannin, Suite 1700
                                        Houston, Texas  77002
                                        Attention:  Robert M. King

                                        with a copy to:

                                        2900 Western Canadian Place
                                        707 8th Avenue S.W.
                                        Calgary, Alberta  T2P 2M7
                                        Attention:  Mr. Lorne Martin

                                        CHEMICAL BANK OF CANADA, as Arranger,
                                        as Administrative Agent and as a Bank


                                        By: ____________________________________
                                        Name: __________________________________
Commitment:                             Title: _________________________________

U.S. $15,000,000
                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        Address for Notices:

                                        100 Yonge Street, Suite 90
                                        Toronto, Ontario CANADA M5C 2W1
                                        Attention:  Mr. David McGorman

                                        with a copy to:

                                        Texas Commerce Bank National
                                        Association 712 Main Street
                                        Houston, Texas  77002
                                        Attention:  Manager, Energy Division

                                        THE BANK OF NOVA SCOTIA, as Paying
                                        Agent, as Co-Agent and as a Bank


                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $40,000,000

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________



                                        Address for Notices:

                                        International Banking Division-Loan
                                        Accounting
                                        14th Floor
                                        44 King Street West
                                        Toronto, Ontario CANADA M5H 1H1
                                        Attention: Assistant Manager

                                        with a copies to:

                                        The Bank of Nova Scotia
                                        Corporate Banking Calgary
                                        Suite #3820, 700-2nd Street S.W.
                                        Calgary, Alberta CANADA  T2P 2N7
                                        Attention: Vice President

                                        and to:

                                        The Bank of Nova Scotia
                                        Suite 3000, 1100 Louisiana
                                        Houston, Texas  77002
                                        Attention:  Mr. Mark A. Ammerman

                                        CANADIAN IMPERIAL BANK OF COMMERCE, as
                                        Co-Agent and as a Bank


                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $40,000,000
                                        Address for Notices:

                                        Oil and Gas Group
                                        10th Floor, 855 2nd Street, S.W.
                                        Calgary, Alberta CANADA  T2P 2P2
                                        Attention: Director

                                        with a copy to:

                                        Canadian Imperial Bank of Commerce
                                        Two Houston Center, Suite 1200
                                        909 Fannin Street
                                        Houston, Texas 77010
                                        Attention: Brian R. Swinford,
                                                   Vice President

                                        ABN AMRO BANK CANADA



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $15,000,000

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        Address for Notices:

                                        2500-650 West Georgia Street
                                        Vancouver, British Columbia
                                            CANADA  V6B 4N8
                                        Attention: Mr. Andre Nel

                                        with a copy to:

                                        ABN AMRO Bank N.V., Houston Agency
                                        Three Riverway, Suite 1600
                                        Houston, Texas  77056
                                        Attention: Ms. Cheryl Lipshutz,
                                                   Vice President

                                        PARIBAS BANK OF CANADA



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $15,000,000

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        Address for Notices:

                                        Toronto-Dominion Centre
                                        Royal Trust Tower
                                        Suite 4100
                                        Toronto, Ontario CANADA M5K 1N8
                                        Attention: Mr. Francois LaPlace

                                        with a copy to:

                                        Banque Paribas, Houston Agency
                                        1200 Smith, Suite 3100
                                        Houston, Texas  77002
                                        Attention:  Barton D. Schouest,
                                                    Group Vice President

                                        BANK OF BOSTON CANADA



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $10,000,000
                                        Address for Notices:

                                        Attention: _____________________________

                                        with a copy to:

                                        First National Bank of Boston
                                        100 Federal Street
                                        Energy & Utilities 01-15-04
                                        Boston, Massachusetts  02110
                                        Attention:  George W. Passela,
                                                    Managing Director





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
                                        NBD BANK, CANADA



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $10,000,000
                                        Address for Notices:

                                        BCE Place
                                        161 Bay Street
                                        P.O. Box 613
                                        Toronto, Ontario CANADA M5J 2S1
                                        Attention: Mr. Raymond W. Wise

                                        with a copy to:

                                        NBD Bank, N.A.
                                        611 Woodward Avenue
                                        Detroit, Michigan 48226
                                        Attention: Mr. Douglas R. Liftman,
                                                   Second Vice President

                                        SOCIETE GENERALE (CANADA)



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $10,000,000
                                        Address for Notices:

                                        Scotia Plaza
                                        100 Yonge Street, Suite 1002
                                        Toronto, Ontario CANADA  M5C 2W1
                                        Attention: Mr. Bert Coish

                                        with a copy to:

                                        Societe Generale, Southwest Agency
                                        1111 Bagby, Suite 2020
                                        Houston, Texas 77002
                                        Attention:  Mr. Richard Erbert,
                                                    Vice President





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
                                        THE BANK OF TOKYO CANADA



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $10,000,000
                                        Address for Notices:

                                        Park Place, 666 Burrard Street
                                        Suite 2410
                                        Vancouver, British Columbia CANADA
                                           V6C 3L1
                                        Attention: Mr. Ivan Hopkins


                                        with a copy to:

                                        The Bank of Tokyo, Ltd., Dallas Agency
                                        909 Fannin, Suite 1104
                                        Two Houston Center
                                        Houston, Texas 77010
                                        Attention:  Mr. John M. McIntyre,
                                                    Vice President





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
                                        CREDIT LYONNAIS CANADA



                                        By: ____________________________________
Commitment:                             Name: __________________________________
                                        Title: _________________________________
U.S. $10,000,000
                                        Address for Notices:

                                        Bow Valley Square One
                                        6th Avenue S.W., Suite 1670
                                        Calgary, Alberta CANADA  T2P 2R9
                                        Attention: Mr. Robert K. McCutcheon

                                        with a copy to:

                                        Credit Lyonnais New York Branch
                                        c/o Credit Lyonnais Houston
                                        1000 Louisiana, Suite 5360
                                        Houston, Texas  77002
                                        Attention: Mr. David Dodd






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